As filed with the Securities and Exchange Commission on October 15, 2003
                           Registration No. 333-102693


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 Amendment No. 4

                                     to the

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             SUN NETWORK GROUP, INC.
                             -----------------------
             (Exact name of registrant as specified in its charter)


      FLORIDA                                          65-024624
      -------                                          ---------
      (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                   Identification No.)


                         1440 Coral Ridge Drive, # 140,
                             Coral Springs, FL 33071
                                 (954) 360-4080
                                 --------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          T. JOSEPH COLEMAN, PRESIDENT
                         1440 Coral Ridge Drive, # 140,
                             Coral Springs, FL 33071
                                 (954) 360-4080
                                 --------------
            (Name, address, including zip code, and telephone number
                   including area code, of agents for service)
                      ____________________________________

                                   Copies to:

                                Gregory Sichenzia
                                 Thomas A. Rose
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                         CALCULATION OF REGISTRATION FEE
 ================================================================================================================
 Title of each                                            Proposed             Proposed             Amount of
 class of securities                Amount to         maximum offering      maximum aggregate    registration fee
 to be registered               be registered(1)      price per unit(2)      offering price
 ----------------------         ----------------      -----------------     -----------------    ----------------

 Common Stock,
 .001 par value                300,000,000 Shares          $.01 (2)            $3,000,000            $242.70
 underlying debentures

 Common stock,
 .001 par value                  1,500,000 Shares          $.01 (3)               $15,000             $ 1.22
 underlying warrants

 Total                         301,500,000 Shares                                                    $243.92 (3)

 ================================================================================================================

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and upon exercise of related warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated 200% of the number of shares of our common stock issuable upon conversion of the debentures and upon exercise of the warrants as limited by the number of shares the Company has available to issue under its Certificate of Incorporation. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the debentures and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. We may not rely on Rule 416 for the registration of shares in excess of the amount listed in the registration fee table that may be issuable as a result of an adjustment to the exercise price of the warrants due to the issuance of common stock below market. Should the conversion price of the secured convertible debentures result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee. The registration fee is calculated in accordance with Rule 457(c) based upon $.01, which is the last sale price of our common stock reported on the OTC Bulletin Board on October 9, 2003.

(3) A registration fee of $331.20 was previously paid by the issuer at the time of the initial filing of its Registration Statement on Form SB-2 (file no. 333-97295).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


            PROSPECTUS SUBJECT TO COMPLETION; DATED October __, 2003

                       301,500,000 Shares Of Common Stock

                                       Of

                             Sun Network Group, Inc.

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 301,500,000 shares of our common stock, all of which are issuable upon the conversion of our 12% secured convertible debentures and the exercise of warrants. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We will not receive any of the proceeds from the sales of shares by the selling stockholders but we may receive funds from the exercise of their warrants, however such receipt is unlikely given that the selling stockholder would pay significantly more than the current market price of the common stock to exercise. We have agreed to pay the costs of registering the shares under this prospectus, including legal and accounting fees.

Our common shares are traded on the Over-The-Counter Bulletin Board under the symbol "SNNW". The last reported sale price of our common shares on the OTC Bulletin Board on October 9, 2003 was $0.01 per share.

OUR COMMON STOCK BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 BEFORE YOU DECIDE TO PURCHASE ANY COMMON STOCK.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________.

                                TABLE OF CONTENTS



Prospectus Summary ............................................................1

The Offering ..................................................................2

Selected Financial Data .......................................................3

Risk Factors ..................................................................4

Forward-Looking Statements ...................................................13

Use Of Proceeds ..............................................................13

Market For Common Equity And Related Stockholders Matters ....................13

Management's Discussion And Analysis Of Financial Condition And
Results Of Operations ........................................................14

The Company ..................................................................18

Directors, Executive Officers, Promoters And Control Persons .................22

Executive Compensation .......................................................23

Security Ownership Of Certain Beneficial Owners And Management ...............24

Certain Relationships And Related Transactions ...............................24

Selling Stockholders .........................................................25

Plan Of Distribution .........................................................28

Description Of Securities ....................................................31

Disclosure Of Commission Position On Indemnification For
Securities Act Liabilities ...................................................32

Where You Can Find Additional Information ....................................33

Legal Matters ................................................................33

Experts ......................................................................33

We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to the "Company", "we", "us" and "our" refer to Sun Network Group, Inc., a Florida Corporation.

                               PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our business and our financial statements and the related notes appearing elsewhere in this prospectus.

Our Company

We have entered into a joint venture to operate the Radio X Network and we have one wholly owned currently non-operating subsidiary, the RadioTV Network, Inc, also known as RTV. Radio X is a new nationally syndicated radio network that will develop, produce and syndicate radio programs to a young male demographic. RTV is a proposed new television network that intends, subject to various contingencies described below, to produce and distribute television versions of top rated radio programs.

We were incorporated in June 1991 as Sun Express Group, Inc and owned and operated Destination Sun Airlines until its principal assets were sold to Air Tran Holdings in 1994. The Company was inactive until acquiring the assets of RTV, via merger on July 16, 2001, after which the Company's name was changed to Sun Network Group, Inc. We also have entered into a partnership agreement dated September 5, 2002 to own and operate a new radio network, Radio X, with Sports Byline USA, L.P.

We have only one full-time employee. We had an accumulated deficit of $1,813,325, net sales of $3,566 and a net loss of $1,237,497 for the year ended December 31, 2002. For the six month period ending June 30, 2003, we had an accumulated deficit of $2,341,644, net sales of $33,229 and a net loss of $528,319. We do not expect to be profitable for, at least, another year and our auditors have issued a "going concern" opinion in connection with the audit of our financial statements for the fiscal year ended December 31, 2002. The company does not have existing capital resources or credit lines available that are sufficient to fund operations and capital requirements as presently planned over the next twelve months and that the company's ability to raise capital to fund operations is further constrained because it has already pledged substantially all of its assets and has restrictions on the issuance of common stock.

We have offices at 1440 Coral Ridge Drive #140, Coral Springs, Florida 33071, tel no. 954-360-4080 and offices at 5670 Wilshire Blvd., Suite 1300, Los Angeles, CA. 90036. We maintain an Internet web site at http://www.sunnetworkgroup.com and rtvnet.com. Information contained on our web site is for informational purposes only and is not incorporated by reference into the registration statement of which this prospectus is part.

                                  THE OFFERING

Number of shares of
common stock outstanding
prior to this offering              28,448,487 shares (1)

Common stock offered by
selling stockholders                up to 301,500,000 shares, includes 200% of
                                    the shares issuable upon conversion at the time of registration of the common stockunderlying the (i) $750,000 of convertible debentures based on a conversion price of $0.01 per share of our common stock, assuming full conversion of the convertible debentures and (ii)warrants to purchase 750,000 shares of our common stock, assuming full exercise of the warrants.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus; however, we will receive estimated gross proceeds of up to $112,500 if the selling stockholders exercise warrants to purchase an aggregate of 750,000 shares of our common stock covered by this prospectus, based on $.15, the exercise price for the warrants. Receipt of these proceeds are unlikely given that the selling stockholder would pay significantly more than the current market price of the common stock to exercise. Of the warrants to purchase an aggregate of 750,000 shares of our common stock that may be exercised, warrants to purchase 500,000 shares of our common stock have been issued and warrants to purchase 250,000 shares of our common stock are to be issued only after the effectiveness of this registration statement. We currently intend to use such net proceeds, if any, for working capital and general corporate purposes.

Plan of Distribution

The offering of our shares of common stock is being made by certain of our stockholders who wish to sell their shares. Sales of our common stock may be made by the selling stockholders in the open market or in privately negotiated transactions and at fixed or negotiated prices.

Risk Factors

There are substantial risks involved in investing in our company. For a discussion of certain factors you should consider before buying shares of our common stock, see the section entitled "Risk Factors".

OTC Bulletin Board Symbol "SNNW"

(1) Such figure does not include shares of our common stock to be issued upon exercise of outstanding warrants and upon conversion of outstanding convertible debentures.

                             SELECTED FINANCIAL DATA

The tables below set forth, in summary form, selected financial data of the Company. This data, which is not covered by the independent auditors' report, should be read in conjunction with the consolidated financial statements and notes thereto which are included elsewhere herein.

                                                  Year Ended December 31,
                                                  -----------------------
                                2002          2001          2000         1999          1998
                                ----          ----          ----         ----          ----
Net Sales ................  $     3,566   $         0   $    43,903   $   127,992   $         0

Operating expenses .......  $   735,639   $   200,135   $   139,390   $   304,739   $    75,382

Settlement income ........  $         0   $    35,200   $         0   $         0   $         0

Interest expense .........  $   515,279   $         0   $         0   $         0   $         0

Loss from operations .....  $  (732,073)  $  (200,135)  $   (95,487)  $  (176,747)  $   (75,382)

Net loss .................  $(1,237,497)  $  (164,935)  $  (113,483)  $  (222,028)  $    75,382

Basic and diluted loss per
common share .............  $     (0.06)  $     (0.01)  $     (0.01)  $     (0.02)  $     (0.01)

SELECTED BALANCE SHEET DATA AS OF DECEMBER 31, 2002 and 2001

                             2002           2001
                             ----           ----

Current assets .........  $   162,661   $     5,321

Current liabilities ....  $   625,465   $   107,950

Total assets ...........  $   172,853   $    40,521

Total liabilities ......  $   625,465   $   107,950

Minority Interest ......  $    43,224   $         0

Accumulated deficit ....  ($1,813,325)  ($  575,828)

Stockholders' deficiency  ($  495,836)  ($   67,429)

                                  RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. All of the material risks of this investment are described herein.

WE HAVE NOT EARNED MEANINGFUL REVENUES AND WE HAVE HAD LOSSES SINCE OUR INCEPTION. WE EXPECT LOSSES TO CONTINUE IN THE FUTURE AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.

We had an accumulated deficit of $1,813,325, net sales of $3,566 and a net loss of $1,237,497 for the year ended December 31, 2002. For the six month period ending June 30, 2003, we had an accumulated deficit of $2,341,633, net sales of 33,229 and a net loss of $528,319. We anticipate incurring additional losses in fiscal 2003. Because we increased our program development and acquisition activities, we anticipate that we will incur at least $500,000 in operating expenses in 2003 in connection with continued development of our proposed programs and acquisitions, and expect these expenses will result in continuing and, perhaps, significant operating losses until such time, if ever, that we are able to achieve adequate revenues. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to develop and distribute our programs, and complete our acquisitions. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. Although we believe we will have sufficient capital to fund our anticipated operations through fiscal 2003, we are not currently generating meaningful revenues and, unless we raise additional capital, we may not be able to continue operating beyond fiscal 2003.

WE MAY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE FOR OUR OPERATIONS AND IF WE ARE UNABLE TO SECURE SUCH FINANCING, WE MAY NOT BE ABLE TO SUPPORT OUR OPERATIONS.

Future events, including the problems, delays, expenses and difficulties frequently encountered by companies, may lead to cost increases that could make our funds, if any, insufficient to support our operations beyond fiscal 2003. We may seek additional capital, including an offering of our equity securities, an offering of debt securities or obtaining financing through a bank or other entity. We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to a debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available from any source, that it will be available on terms acceptable to us, or that any future offering of securities will be successful. Furthermore, the Company has agreed not to negotiate or contract, without the prior written consent of a majority-in-interest of the investors, with any party to obtain additional equity financing that involves the issuance of common stock at a discount to the market price of the common stock on the date of issuance or the issuance of convertible securities that are convertible into an indeterminable number of shares of common stock or the issuance of warrants during the period beginning on June 27, 2002 and ending on the later of (i) March 27, 2003 and
(ii) one hundred eighty days (180) from the date the registration statement is declared effective by the SEC, subject to certain exceptions. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock. Our business, financial condition and results of operations could suffer adverse consequences if we are unable to obtain additional capital when needed.

THE LOSS OF OUR KEY EMPLOYEES MAY ADVERSELY AFFECT OUR GROWTH OBJECTIVES.

Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Mr. Coleman. The loss of the services of this individual may have a material adverse effect on our business, financial condition and results of operations. We can give no assurance that we will be able to maintain and achieve our growth objectives should we lose this individuals' services.

OUR CURRENT AND POTENTIAL COMPETITORS, MANY OF WHOM HAVE GREATER RESOURCES AND EXPERIENCE THAN WE DO, MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAY CAUSE DEMAND FOR OUR PROGRAMS AND BUSINESSES TO DECLINE.

The network and syndicated television industry, as well as other businesses we intend to compete in, is vast, very competitive and dominated by major media conglomerates and others who have longer operating histories and substantially greater financial, production and distribution resources than we do. We expect our competitors to intensify as the industry expands through digital technologies and as the Internet continues to grow. Existing or future competitors my develop or offer networks, programs, events and products that are comparable or superior to ours, which could adversely effect our businesses, results of operation and financial condition.

In the television and live event business the commercial success of any program or event is often dependent upon factors beyond the control of the Company including, but not limited to, market acceptance of the program or event, the ability of the Company to secure distribution, production or venue facilities, the continuity of talent and production personnel, adequate production, promotion and marketing expenditures, the ability to control costs of production, promotion and distribution, the ability to sell advertising, secure sponsorships and collect revenues, the ability to continue to develop new programs and events, general market conditions, capitalization the ability to secure new distribution, promotion or productions or a lack of acceptance of the programs or events.

We intend to initially produce our programs and events in a conservative manner and distribute and develop on a local and regional basis. We do not have any current contractual agreements for distribution of our programs and there can be no assurances that we will be able to secure distribution in the future.

WE MAY NOT BE ABLE TO PROTECT OUR PATENTS, TRADEMARKS AND PROPRIETARY AND/OR NON-PROPRIETARY RIGHTS, AND, WE MAY INFRINGE UPON THE PATENTS, COPYRIGHTS, TRADEMARKS AND PROPRIETARY RIGHTS OF OTHERS.

If the Company does not secure licenses to third party material for its programs, there is no assurance that we will be able to prevent competitors from using the same or similar names, marks, concepts or appearances or that we will have the financial resources necessary to protect our marks against infringing use.

Our own licensees in the entertainment industry might also, inadvertently or intentionally, infringe upon the trademarks or copyrights of others, exposing us to civil liability.

SHARES OF OUR TOTAL OUTSTANDING SHARES THAT ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE FUTURE COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

As of October 9, 2003, we had 28,448,487 shares of our common stock issued and outstanding of which 18,348,267 shares are restricted shares. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale.

The amount of "restricted securities" which a person who is not an affiliate of our company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning our company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of Common Stock may adversely affect prevailing market prices of our Common Stock.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, A PURCHASER OF OUR COMMON STOCK WILL ONLY REALIZE AN ECONOMIC GAIN ON HIS OR HER INVESTMENT FROM AN APPRECIATION, IF ANY, IN THE MARKET PRICE OF OUR COMMON STOCK.

We have never paid, and have no intentions in the foreseeable future to pay, any cash dividends on our common stock. Therefore an investor in our common stock, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

THE APPLICATION OF THE "PENNY STOCK REGULATION" COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

Our securities may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if such securities maintain a market price of $5.00 or greater. We can give no assurance that the price of our securities will reach or maintain such a level.

THERE IS UNCERTAINTY AS TO OUR CONTINUATION AS A GOING CONCERN.

Our audited financial statements for the fiscal year ended December 31, 2002, reflect a net loss of $1,237,497. The Company has an accumulated deficit as of December 31, 2002 of $1,813,325 and anticipates additional operating losses through fiscal 2003, which has required our auditors to issue a going concern opinion in connection with their audit of the Company's financial statements for the fiscal year ended December 31, 2002. These conditions raise substantial doubt about our ability to continue as a going concern if sufficient additional funding is not acquired or alternative sources of capital developed to meet our working capital needs.

SALES OF OUR COMMON STOCK BY THE HOLDERS OF THE CONVERTIBLE DEBENTURES AND WARRANTS MAY LOWER THE MARKET PRICE OF OUR COMMON STOCK AND PURCHASERS OF COMMON STOCK MAY EXPERIENCE SUBSTANTIAL DILUTION.

As of October 9, 2003, $500,000 principal amount of secured convertible debentures were issued and outstanding. Within 5 days of the effectiveness of this prospectus, we will issue an additional $250,000 in convertible debentures to the investors for an aggregate total of $750,000 in convertible debentures. The debentures are convertible into such number of shares of common stock as is determined by dividing the principal amount thereof by the then current conversion price. The debentures conversion price is the lesser of $.15 and a discount equal to 50% of the average of the three lowest trading prices in the 20 days preceding conversion. If converted on October 9, 2003, the debentures would have been convertible into approximately 150,000,000 shares of common stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the common stock.

Purchasers of common stock will experience substantial dilution of their investment upon conversion by the investors of a material portion of the debentures. The debentures are not registered and may be sold only if registered under the Securities Act of 1933, as amended, or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of common stock into which the debentures may be converted are being registered pursuant to this registration statement.

As of October 9, 2003, warrants to purchase 500,000 shares of common stock issued to the purchasers of the debentures were outstanding. These warrants are exercisable at $.15 per share which price may be adjusted from time to time under certain antidilution provisions. 250,000 warrants expire on June 27, 2005 and 250,000 warrants expire on August 8, 2005. The shares of common stock issuable upon exercise of these warrants are being registered pursuant to this registration statement.

As of October 9, 2003, no shares of common stock were reserved for issuance upon exercise of our outstanding warrants and options other than those issued in connection with the debentures, and an additional 301,500,000 shares of common stock were reserved for issuance upon conversion of the debentures and exercise of the warrants issued in connection with the debentures. As of October 9, 2003, there were 28,448,487 shares of common stock outstanding. Of these outstanding shares, 3,800,220 shares were freely tradeable without restriction under the Securities Act of 1933, as amended, unless held by affiliates.

Our 12% convertible debentures are convertible into such number of shares of common stock as is determined by dividing the principal amount thereof by the lesser of the (a) then current variable conversion price and (b) $.15 per share. If converted on October 9, 2003, the $750,000 principal amount of debentures would have been convertible into 150,000,000 shares of our common stock. If an aggregate of $750,000 in the principal amount of our debentures and 750,000 warrants were exercised on October 9, 2003, they would have equaled 150,750,000 shares of our common stock. However, the holders of these debentures have agreed not to own more than 4.9% of our common stock at any one time. This ownership restriction can be waived by the holders upon 61 days notice. Pursuant to the terms of the transaction, however, the number of convertible debentures could prove to be significantly greater in the event of a decrease in the trading price of our common stock. The following table presents the number of shares of our common stock that we would be required to issue as of October 9, 2003 and the number of shares we would be required to issue if our common stock declined by 50% or 75%:

                                      As of           50%            75%
                                    October 9,      Decline        Decline
                                   -----------    -----------    -----------

Conversion price per share:           $0.005       $0.0025         $0.0006

Total warrant and convertible      150,750,000    300,750,000    1,250,750,000

Percentage of total outstanding        4.9%           4.9%           4.9%
Shares (assuming investors do
not  waive the 4.9% Limitation)

Percentage of total outstanding       87.0%          93.1%             *%

Shares (assuming investors
waive the 4.9% Limitation)

* exceeds our authorized common stock

The 750,000 warrants issued in connection with our 12% convertible debentures are exercisable any time before the third anniversary date of issuance at an exercise price per share equal to $.15

A DEFAULT BY US UNDER OUR 12% DEBENTURES WOULD ENABLE THE HOLDERS OF OUR 12% DEBENTURES TO TAKE CONTROL OF SUBSTANTIALLY ALL OF OUR ASSETS.

Our 12% debentures are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights and receivables. A default by us under the 12% debentures would enable the holders to take control of substantially all of our assets. The holders of our 12% debentures have no operating experience in the industry that could force us to substantially curtail or cease our operations.

THE COMPANY'S FAILURE TO COMPLY WITH THE TERMS OF THE CONVERTIBLE DEBENTURES COULD LEAD TO AN ASSESSMENT OF LIQUIDATED DAMAGES BY THE HOLDERS OF THE CONVERTIBLE DEBENTURES AND WARRANTS.

Under the registration rights agreement, if the registration statement relating to the securities offered by this prospectus is not declared effective by the SEC on or before September 25, 2002, we are obligated to pay a registration default fee to the 12% debenture holders equal to the principal of the debenture outstanding multiplied by .02 multiplied by the sum of the number of months that the registration statement is not yet effective (or on a pro rata basis). For example, if the registration statement becomes effective one (1) month after September 25, 2002, we would pay $5,000 for each $250,000 debenture outstanding. If thereafter, sales could not be made pursuant to the registration statement for an additional period of one (1) month, we would pay an additional $5,000 for each $250,000 of outstanding debenture principal amount. Although the Holders of the Convertible Debentures and Warrants have not notified the Company of a default to date, this failure to notify us does not act as a waiver of the default. Accordingly, the Company's failure to make this registration effective could result in the assessment of liquidated damages in the amount of $10,000 per month against the Company for an aggregated amount of approximately $120,000 as of October 9, 2003.

In addition, we have agreed to have authorized a sufficient number of shares of our common stock to provide for the full conversion of the debentures and exercise of the warrants then outstanding and to register and have reserved at all times for issuance at least two times the number of shares that is the actually issuable upon full conversion of the debentures and full exercise of the warrants. As of the date of this prospectus, we do have a sufficient number of common stock registered and authorized to reserve two times the number of shares that is the actually issuable upon full conversion of the debentures and full exercise of the warrants. However, from November 2002 to June 2003, we did not have a sufficient number of shares of common stock authorized and reserved. Although the Holders of the Convertible Debentures and Warrants have not notified the Company of a default to date, this failure to notify us does not act as a waiver of the default. Accordingly, the Company's failure to comply with this covenant could result in the assessment of liquidated damages in the amount of $15,000 per month against the Company for an aggregated amount of approximately $116,137 as of October 9, 2003.

Moreover, we are required to pay a penalty of $2,000 per day to the investors if we fail to deliver the shares of your common stock upon a conversion of the debentures within two business days upon receipt of the conversion notice.

WEIGEL BROADCASTING WAS OUR ONLY CUSTOMER IN 2001

Weigel Broadcasting was our only customer in 2001 and provided us with $35,200 of settlement income in 2001. The Company has no current agreements with Weigel Broadcasting because it is not a current customer. Although, we plan to continue to pursue new customers, we cannot give any assurances that we will be successful.

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS.

Our certificate of incorporation and by-laws provide that we indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in such officer's or director's respective managerial capacity unless such officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. Our certificate of incorporation and by-laws also provide for the indemnification by us of our officers and directors against any losses or liabilities incurred as a result of the manner in which such officers and directors operate our business or conduct our internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

OUR SECURITIES PURCHASE AGREEMENT

On June 27, 2002, we entered into a securities purchase agreement with an investment group to raise up to $750,000 through the sale to the investors of our 12% secured convertible debentures with warrants to purchase up to 750,000 shares of our common stock. Upon execution of the securities purchase agreement, the investors purchased $250,000 in principal amount of our 12% secured convertible debentures with related warrants to purchase 250,000 shares of our common stock. On August 8, 2002, pursuant to the terms of the securities purchase agreement, the investors purchased an additional $250,000 of the 12% convertible debentures and warrants to purchase 250,000 shares of our common stock in connection with the initial filing of the registration statement with the Securities and Exchange Commission (SEC). Under the terms of the securities purchase agreement, the investors are obligated to purchase the remaining $250,000 of the 12% debentures and warrants to purchase 250,000 shares of our common stock within five days of the date this registration statement is declared effective by the SEC and upon satisfaction of additional conditions by the Company. The additional conditions that must be satisfied by the Company prior to the purchase by the investors of the remaining convertible debentures and warrants consist of the following: (i) the Company's representations and warranties contained in the securities purchase agreement must be true and correct in all material respects on the date of purchase; (ii) there is no litigation, statute, rule, regulation, executive order, decree, ruling or injunction that has been enacted, entered, promulgated or endorsed by or in any court or government authority of competent jurisdiction or any self-regulatory organization having requisite authority which prohibits the transactions contemplated by the securities purchase agreement; (iii) no event has occurred which could reasonably be expected to have a material adverse effect on the Company; (iv) the shares of common stock underlying the convertible debentures and warrants have been authorized for quotation on the Over-The-Counter Bulletin Board (OTCBB) and trading in our common stock on the OTCBB has not been suspended by the SEC or the OTCBB; (v) the Company shall provide a legal opinion to the investors; and (vi) the Company shall provide certain certificates of its officers to the investors regarding the Company's capitalization and the truthfulness and correctness of its representations and warranties in the securities purchase agreement.

The securities purchase agreement also contains covenants and representations and warranties of the investors and the Company that are customary in transactions of this type. In particular, the Company has agreed to have authorized a sufficient number of shares of our common stock to provide for the full conversion of the debentures and exercise of the warrants then outstanding and to have reserved at all times for issuance at least two times the number of shares that is the actually issuable upon full conversion of the debentures and full exercise of the warrants. The Company has also agreed to provide the investors with a monthly list to ensure we are in compliance with such reserve amount requirement. Furthermore, the Company has agreed not to negotiate or contract, without the prior written consent of a majority-in-interest of the investors, with any party to obtain additional equity financing that involves the issuance of common stock at a discount to the market price of the common stock on the date of issuance or the issuance of convertible securities that are convertible into an indeterminable number of shares of common stock or the issuance of warrants during the period beginning on June 27, 2002 and ending on the later of (i) March 27, 2003 and (ii) one hundred eighty days (180) from the date the registration statement is declared effective by the SEC, subject to certain exceptions. Moreover, our common stock must remain listed on the OTCBB or an equivalent exchange, and must remain eligible to file a Form SB-2 or S-1 Registration Statement and we are prohibited from merging or consolidating with or into another company or transferring all or substantially all of our assets to another company.

Under the terms of the securities purchase agreement, in the event the Company breaches one or more of its covenants or representations or warranties, the Company may be obligated to pay to the investors liquidated damages equal to three percent (3%) of the outstanding debentures per month ($22,500 per month based upon $750,000 of debentures outstanding), prorated for partial months, in cash or unregistered shares of common stock (issued at a price equal to the conversion price of the debentures determined as of the time of payment), at the option of the investors, for such time that the breach remains uncured.

The representations and warranties and covenants set forth in Sections 3, 4, 5 and 8 of the Securities Purchase Agreement will survive all of the closings for a period of two (2) years from the date that the last investment is completed. In addition, the representations, warranties and covenants are assignable to subsequent purchasers of the convertible debentures and warrants from the original buyers.

If the registration statement is not declared effective, the investors have no obligation to purchase the remaining 12% secured convertible debentures or the related warrants.

The secured convertible debentures bear interest at 12% per annum and mature on one year from the date of issuance. The 12% debentures are convertible at any time at the option of the holder into shares of our common stock, provided at no time may a holder of our 12% debentures and its affiliates own more than 4.9% of our outstanding common stock. However this ownership restriction may be waived by the holder upon 61 days notice. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 12% debentures, is the lesser of

o fifty percent of the average of the lowest three intra-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date the conversion notice is sent by the holder to the borrower; and

o a fixed conversion price of $.15.

We are be obligated to pay a penalty of $2,000 per day to the investors if we fail to deliver the shares of our common stock issuable upon a conversion of the debentures within two business days following the receipt of the investors' notice of conversion.

The number of shares of common stock issuable upon conversion of the debentures is determined by dividing that portion of the principal of the debenture to be converted by the conversion price. For example, assuming conversion of $750,000 of debentures on October 9, 2003, a conversion price of $0.005 per share, the number of shares issuable, ignoring the 4.9% limitation discussed above, upon conversion would be:

$750,000/ $0.005 = 150,000,000 shares


The conversion price of the debentures are subject to equitable adjustments if we distribute a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders' ownership. Also, the debentures fixed conversion price gets lowered in the event we issue shares of our common stock or any rights, options, warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTCBB. The fixed conversion price gets lowered upon such issuance to the amount of the consideration per share received by us.

The debentures are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights and receivables.

Notwithstanding our press release dated July 5, 2002, the investors are not obligated to invest any more than $750,000.

OUR COVENANTS WITH THE 12% DEBENTURE HOLDERS

We may not, without the prior written consent of our 12% debenture holders, do any of the following:

o pay, declare or set apart for payment any dividend or other distribution on shares of our capital stock other than shares issued in the form of a stock dividend;

o redeem, repurchase or otherwise acquire any shares of our capital stock or any warrants, rights or options to purchase or acquire our shares of capital stock;

o incur any indebtedness, except to trade creditors or financial institutions incurred in the ordinary course of our business or to pay the 12% debentures;

o sell, lease or otherwise dispose of any significant portion of our assets outside of the ordinary course of our business;

o lend money, give credit or make advances to any person or entity except in the ordinary course of our business (to a maximum of $50,000); and

DESCRIPTION OF WARRANTS

The warrants purchased by the investors on June 27, 2002 entitle the investors to purchase 250,000 shares of our common stock at an exercise price equal to $0.15 per share. The investors purchased additional warrants on August 8, 2002 that entitle them to purchase 250,000 additional shares of our common stock under the same terms as the warrants purchased by the investors on June 27, 2002. The investors are obligated to purchase additional warrants having the same terms as the warrants previously issued to purchase 250,000 shares of our common stock within five days of the date this registration statement is declared effective by the SEC.

The warrants expire three years from the date of issuance. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue shares of our common stock on any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board.

DEFAULTS BY SUN NETWORK GROUP, INC.

REGISTRATION RIGHTS AGREEMENT WITH THE INVESTORS

Under the registration rights agreement, if the registration statement relating to the securities offered by this prospectus is not declared effective by the SEC on or before September 25, 2002, we are obligated to pay a registration default fee to the 12% debenture holders equal to the principal of the debenture outstanding multiplied by .02 multiplied by the sum of the number of months that the registration statement is not yet effective (or on a pro rata basis). For example, if the registration statement becomes effective one (1) month after the end of such ninety-day period, we would pay $5,000 for each $250,000 debenture outstanding. If thereafter, sales could not be made pursuant to the registration statement for an additional period of one (1) month, we would pay an additional $5,000 for each $250,000 of outstanding debenture principal amount. Although the Holders of the Convertible Debentures and Warrants have not notified the Company of a default to date, this failure to notify us does not act as a waiver of the default. Accordingly, the Company's failure to make this registration effective could result in the assessment of liquidated damages in the amount of $10,000 per month against the Company for an aggregated amount of approximately $120,000 as of October 9, 2003.

COVENANTS, REPRESENTATIONS, AND WARRANTIES IN THE SECURITIES PURCHASE AGREEMENT

In addition to the above-referenced default, In addition, we have agreed to have authorized a sufficient number of shares of our common stock to provide for the full conversion of the debentures and exercise of the warrants then outstanding and to register and have reserved at all times for issuance at least two times the number of shares that is the actually issuable upon full conversion of the debentures and full exercise of the warrants. As of the date of this prospectus, we do have a sufficient number of common stock registered and authorized to reserve two times the number of shares that is the actually issuable upon full conversion of the debentures and full exercise of the warrants. However, from November 2002 to June 2003, we did not have a sufficient number of shares of common stock authorized and reserved. Although the Holders of the Convertible Debentures and Warrants have not notified the Company of a default to date, this failure to notify us does not act as a waiver of the default. Accordingly, the Company's failure to comply with this covenant could result in the assessment of liquidated damages in the amount of $15,000 per month against the Company for an aggregated amount of approximately $116,137 as of October 9, 2003.

                           FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends", "may", "will", "continue", "estimate" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by our company described in "Risk factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus. We will receive estimated gross proceeds of up to $112,500 if the selling stockholders exercise warrants to purchase an aggregate of 750,000 shares of our common stock covered by this prospectus, however such receipt is unlikely given that the selling stockholder would pay significantly more than the current market price of the common stock to exercise. If the Company receives nominal (10%) proceeds from the exercise of warrants they will be applied and used for working capital and general corporate purposes. If the Company receives a mid-point(50%) of proceeds from an exercise of warrants they will be applied and used for working capital and general corporate purposes. If the Company receives the maximum (100%) proceeds from the exercise of warrants they shall be applied and used for general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

PRICE RANGE OF OUR COMMON STOCK

On December 26, 2001, our common stock was authorized to trade on the over-the-counter market with quotations available on the OTC Electronic Bulletin Board under the symbol "SNNW." No trades occurred until January 3, 2002.

The following table sets forth the range of high and low bid quotations of our common stock for the periods indicated. The prices represent inter-dealer quotations, which do not include retail markups, markdowns or commissions, and may not represent actual transactions.

                                    HIGH                      LOW
2003                                -----                     ----
First Quarter                       $0.06                    $0.017
Second Quarter                      $0.03                    $0.02
Third Quarter                       $0.03                    $0.01


                                    HIGH                      LOW
2002                                -----                     ----
First Quarter                       $1.55                    $0.56
Second Quarter                      $0.67                    $0.07
Third Quarter                       $0.27                    $0.05
Fourth Quarter                      $0.06                    $0.015


SECURITY HOLDERS

At October 9, 2003, there were 28,448,487 shares of our common stock outstanding, which were held of record by approximately 347 stockholders, not including persons or entities who hold the stock in nominee or "street" name through various brokerage firms.


DIVIDENDS

We have not paid a dividend since our incorporation. Our Board of Directors may consider the payment of cash dividends, dependent upon the results of our operations and financial condition, tax considerations, industry standards, economic considerations, regulatory restrictions, general business factors and other conditions.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

RECENT DEVELOPMENTS

On June 27, 2002 the Company entered into agreement with four (4) institutional investors to provide the Company $750,000 in capital through a Secured Convertible Debenture Offering ("Debenture"). The Company has filed and withdrawn a SB-2 Registration Statement and, subsequently, a SB-2/A amended Registration Statement and a new SB-2 Registration Statement in connection with the Debenture.

On June 28, 2002 the Company entered into an Option Agreement and Plan of Merger ("Agreement") to acquire all of the assets of Live Media Enterprises, Inc ("Live"), a west coast based independent producer of consumer lifestyle events. On September 3, 2002 the Company elected to terminate the Agreement with Live and will not proceed with the acquisition even on modified terms. In connection with the Agreements the Company has loaned Live the sum of $56,000. This loan is documented in two Promissory Notes and is collateralized by substantially all of the assets of Live and personally guaranteed by Live's principal shareholder and officer. The Company is presently attempting to collect its debts from Live in the Los Angeles Superior Court.

On September 5, 2002, the Company entered into agreement with Sports Byline USA, L.P. to own and operate a new, national radio network, Radio X. Radio X intends to develop, produce, license, broadcast and distribute radio programs, targeted to young males that will be distributed via traditional terrestrial stations, via satellite and over the Internet. The Company has contributed the sum of $100,000 to this business plus certain management services. Our partnership interest is 50%, however, we have an overriding voting control over all matters of the partnership. Radio X currently has three radio programs in distribution.

The Company intends to use the net proceeds from the Debenture to develop, operate and expand the businesses of RTV and Radio X and to continue to seek other opportunities for the Company. The Company believes that upon completing the Debenture financing it will have sufficient capital to operate through the end of 2003. The Company will, however, continue to seek additional capital to fund further development, expansion and operation of its businesses. Upon conversion of the Debentures into the Company common stock there will be substantial shareholder dilution.

RESULTS OF OPERATIONS

Six months ended June 30, 2003 compared to the six months ended June 30, 2002

REVENUES

Revenues for the six months ended June 30, 2003 were $33,229 as compared to revenues for the six months ended June 30, 2002 of $0. Of the $33,229 of revenue, $30,000 was derived from the Mancow TV video production and $3,229 revenues were derived from the new consolidated subsidiary, Radio X Network during its initial months of operation.

OPERATING EXPENSES

Compensation was $78,486 for the six months ended June 30, 2003 compared to $81,016 for the comparable period in 2002. Compensation relates solely to compensation under our employment agreement with our president.

Amortization of radio programs of $7,398 for the six months ended June 30, 2003 results from amortizing the radio programs intangible assets that resulted from the investment by our subsidiary, RadioTV Network, Inc, in the Radio X Network. The intangible asset is being amortized using the straight-line method over the expected useful life of the program of one year. There was no asset being amortized in the comparable period in 2002 as the investment was made in September 2002.

Consulting expense for the six months ended June 30, 2003 was $13,129 compared to $119,100 for the six months ended June 30, 2002.

The Debenture penalty of $259,742 for the six months ended June 30, 2003 represents the accrued penalty under the provisions of the Convertible Debentures. The penalties relate to the deadlines associated with the Company filing a Registration Statement in connection with the Convertible Debentures and liquidated damages penalty for not having enough authorized shares to allow for the issuance of all dilutive securities based on a formula as stipulated in the Debenture agreement and a default penalty of $84,098 on the June 28, 2003 maturity of $250,000 of debentures

For the six months ended June 30, 2003, the Company had an impairment loss of $20,910 as compared to $0 for the six months ended June 30, 2002. The impairment relates to certain capital stock received in a German private company in lieu of a refund of a prepaid expense paid to a service provider. Since there was no objective valuation data supporting the value of the capital stock received, the Company elected to impair this asset.

Professional fees for the six months ended June 30, 2003 were $49,509 compared to $13,624 for the six months ended June 30, 2002. The increase is primarily related to accounting and legal, audit and registration statement related services regarding our filing a SB-2 and our quarterly and annual reports.

Other selling, general and administrative expenses were $59,712 for the six months ended June 30, 2003 compared to $31,661 for the six months ended June 30, 2002. The increase in expenses is primarily due to travel of $26,498, talent costs in Radio X of $5,900, insurance of $5,448, telephone of $3,832 and other miscellaneous operating expenses.

Interest expense was $41,928 for the six months ended June 30, 2003 compared to $240,570 for the six months ended June 30, 2002. Interest expense for the six months ended June 30, 2003 is attributed to the Convertible Debenture offering and includes accrued interest of the Convertible Debentures and amortization of the debt discount. For the six months ended June 30, 2002, $240,520 of interest expense was recognized relating to an imbedded beneficial conversion feature on the convertible debentures.

On February 4, 2003, the Company settled a lawsuit by issuing 1,000,000 common shares and $6,500 in cash. The shares were valued at the quoted trading price of $0.03 per share on the settlement date resulting in a total settlement expense of $36,500.

As a result of these factors, we reported a net loss of $528,319 or $(.02) per share for the six months ended June 30, 2003 as compared to a net loss of $485,971 or ($.02) per share for the six months ended June 30, 2002.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

In fiscal year 2001 the Company incurred a net loss of $164,935 compared to a net loss of $113,483 for the year ending December 31, 2000. In 2001 the Company subsidiary, RadioTV Network, Inc, reduced operational, film and exploitation expenses as it discontinued the broadcast and syndication of its principal program in anticipation of changing broadcast outlets and its merger with the Company. The Company's continuing operations and financial results for the year reflect these changes.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2003, we had a stockholders' deficit of $2,341,644. Our operations have been funded by an equity investor in our common stock where we issued 183,088 common shares for $82,390 cash during 2002 and by the sale of convertible debentures of $500,000 through June 30, 2003. These funds were used primarily for working capital, capital expenditures, advances to third parties in anticipation of entering into a merger or acquisition agreement and to pay down certain related party loans. The cash balance at June 30, 2003 was $5,417 and we will have to minimize operations until we receive additional cash flows from our businesses or complete our Debenture financing.

We have no other material commitments for capital expenditures except for the anticipated launch of a RadioTV Network program in 2004. We expect an additional $250,000 in convertible debenture financing upon effectiveness of our registration statement. We may also receive financing from the exercise of 500,000 outstanding warrants, which would provide maximum funds of $75,000. Other than the debenture proceeds and potential exercise of outstanding warrants, we do not have any external sources of liquidity.

Under the registration rights agreement, if the registration statement relating to the securities offered by this prospectus is not declared effective by the SEC on or before September 25, 2002, we are obligated to pay a registration default fee to the 12% debenture holders equal to the principal of the debenture outstanding multiplied by .02 multiplied by the sum of the number of months that the registration statement is not yet effective (or on a pro rata basis). Although the Holders of the Convertible Debentures and Warrants have not notified the Company of a default to date this failure to notify us does not act as a waiver of the default. Accordingly, the Company's failure to make this registration effective could result in the assessment of liquidated damages in the amount of $10,000 per month against the Company for an aggregated amount of approximately $120,000 as of October 9, 2003. We plan on paying the investors with shares of our common stock if the investors demand payment, however the this method of payment is at the investor's option.

In addition to the above-referenced default, In addition, we have agreed to have authorized a sufficient number of shares of our common stock to provide for the full conversion of the debentures and exercise of the warrants then outstanding and to register and have reserved at all times for issuance at least two times the number of shares that is the actually issuable upon full conversion of the debentures and full exercise of the warrants. As of the date of this prospectus, we do have a sufficient number of common stock registered and authorized to reserve two times the number of shares that is the actually issuable upon full conversion of the debentures and full exercise of the warrants. However, from November 2002 to June 2003, we did not have a sufficient number of shares of common stock authorized and reserved. Although the Holders of the Convertible Debentures and Warrants have not notified the Company of a default to date, this failure to notify us does not act as a waiver of the default. Accordingly, the Company's failure to comply with this covenant could result in the assessment of liquidated damages in the amount of $15,000 per month against the Company for an aggregated amount of approximately $116,137 as of October 9, 2003.

Although we believe we will have sufficient capital to fund our anticipated operations through fiscal 2003, we are not currently generating meaningful revenues and, unless we raise additional capital, we may not be able to continue operating beyond fiscal 2003.

Net cash used in operations during the six months ended June 30, 2003 was $128,333 and was substantially attributable to net loss of $528,318 offset primarily by non-cash stock based expenses of $36,500, impairment loss of $20,910, non-cash debt discount amortization of $12,774, amortization of deferred debt issuance costs of $10,000, net changes in operating assets and liabilities of $312,831. In the comparable period of 2002 we had net cash used in operations of $84,820 primarily relating to the net loss of $485,971 primarily offset by a change in accrued compensation of $75,000, stock based expenses of $84,000 and non-cash interest expense from the beneficial conversion feature of $240,570.

Net cash provided by financing activities for the six months ended June 30, 2003 was $51,999 as compared to net cash provided by financing activities of $303,569 for the six months ended June 30, 2002. During the six months ended June 30, 2003, we received proceeds from a loan from our joint venture partner of $50,000 and a loan from an officer of $1,999. The loan from our joint venture partner came from funds held by that partner and due to our controlled subsidiary, Radio
X. In the comparable period of 2002, we received a loan from stockholder of $20,442, equity proceeds from stockholders of $82,390, net proceeds from convertible debt of $230,000 offset by payment on loans to officers of $29,263.

For the fiscal year ended December 31, 2002, our auditors have issued a going concern opinion in connection with their audit of the Company's financial statements. These conditions raise substantial doubt about our ability to continue as a going concern if sufficient additional funding is not acquired or alternative sources of capital developed to meet our working capital needs.

CRITICAL ACCOUNTING POLICIES

A summary of significant accounting policies is included in Note 1 to the audited financial statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2002 as filed with the United States Securities and Exchange Commission. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

REVENUE RECOGNITION

We account for film revenues in accordance with the AICPA Accounting Standards Executive Committee Statement of Position No. 00-2, "Accounting by Producers or Distributors of Films" ("SOP 00-2").

We generally produce episodic television series and radio programs and generate revenues from advertising sales and the sale of broadcast licenses. Advertising revenues can vary significantly subject to a program's popularity and distribution and general supply and demand and the terms of the licensing arrangements may vary significantly from contract to contract and may include fixed fees, variable fees with or without nonrefundable minimum guarantees, or barter arrangements.

We recognize monetary revenues when evidence of a sale or licensing arrangement exists, the license period has begun, delivery of the film to the licensee has occurred or the film is available for immediate and unconditional delivery, the arrangement fee is fixed or determinable, and collection of the arrangement fee is reasonably assured. The Company recognizes only the net revenue due to the Company pursuant to the formulas or amounts stipulated in the customer contracts.

We recognize revenues from barter arrangements in accordance with the Accounting Principles Board Opinion No. 29 "Accounting for Non-Monetary Exchanges," ("APB 29") as interpreted by EITF No. 93-11 "Accounting for Barter transactions Involving Barter Credits." In general, APB 29 and it related interpretation require barter revenue to be recorded at the fair market value of what is received or what is surrendered, whichever is more clearly evident. We recognize revenues from the sale of radio program advertising when the fee is determinable and after the commercial advertisements are broadcast. Any amounts received from customers for radio advertisements that have not been broadcast during the period are recorded as deferred revenues until such time as the advertisement is broadcast. We recognize radio program license fee revenues when evidence of a licensing arrangement exists, the license period has begun, delivery of the program to the licensee has occurred or is available for immediate and unconditional delivery, the arrangement fee is fixed or determinable, and collection of the arrangement fee is reasonably assured.

STOCK BASED COMPENSATION

We account for stock transactions with employees in accordance with APB Opinion

No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," we adopted the pro forma disclosure requirements of SFAS 123. We account for stock issued to non-employees in accordance with SFAS 123 and related interpretations.

                                   THE COMPANY
GENERAL

We have entered into a joint venture to operate the Radio X Network and we have one wholly owned currently non-operating subsidiary, the RadioTV Network, Inc, also known as RTV. Radio X is a new nationally syndicated radio network that will develop, produce and syndicate radio programs to a young male demographic. RTV is a proposed new television network that intends, subject to various contingencies described below, to produce and distribute television versions of top rated radio programs.

HISTORY

We were incorporated in June 1991 as Sun Express Group, Inc and owned and operated Destination Sun Airlines until its principal assets were sold to Air Tran Holdings in 1994. We were inactive until acquiring the assets of RTV, via merger on July 16, 2001, after which our name was changed to Sun Network Group, Inc. We entered into a partnership agreement with Sports Byline USA, L.P. to jointly own and operate Radio X on September 5, 2002.

BUSINESS AND ACQUISTION STRATEGY

We plan to acquire late-stage development companies and established businesses with a focus on media and communication based companies. We plan to expand our subsidiary portfolio to include a wide range of media and communication related businesses. Currently, these plans are speculative at this point in our development and there is no certainty we can effectuate any such plans without further business development and capitalization.

OPERATIONS

RADIO X NETWORK

We have entered into a partnership agreement with Sports Byline USA, L.P. to own and operate the Radio X Network. Sports Byline USA, L.P. also operates Sports Byline USA Radio Network, a nationally syndicated sports talk radio network that is distributed and broadcast live 8 hours a day to over 150 traditional affiliate radio stations in the USA, 24 hours a day on the Sirius Radio Satellite and on the American Forces Network. The partners are to be exclusive to one another for this type of venture. We have contributed the sum of $100,000 to the partnership, the rights to "Laughtraxx", a radio program concept, and limited management services. Sports Byline has contributed two (2) existing radio programs, "Wrestling Observer Live" and "Video Game Review" plus management services, affiliate sales and accounting, along with studio production and office facilities. Our investment is $100,000 and any future investment or contributions are to be mutually determined by the parties.

Radio X intends to develop, produce and distribute a series of radio programs, both live and taped, that are designed and targeted to young, male audiences ages 14-35. Radio X commenced operations in September 2002 with three (3) program series (ongoing, weekly distribution with multiple showings); "Wrestling Observer Live", a 2-hour program for wrestling fans that broadcasts live Sunday evenings from 9-10pm on about 100 traditional affiliate radio stations; "Video Game Review", a 1-hour program on what's hot in the video game world, broadcast live also on Sunday evenings at 9-10pm on about 100 traditional affiliate radio stations and "Laughtraxx" a 2-hour comedy program that has been produced and debuted on about 115 traditional affiliate radio stations in April 2003. Radio X contracts with a third party, Broadband Comedy Networks, Inc., to provide us with a fully produced show on a CD for which Radio X pays a $300 per program licensing fee to BCN for all radio broadcast rights. Radio X has a contract with BCN for BCN to provide a minimum of 40 new "Laughtraxx" programs in the first year and Radio X has an option to extend for an additional year. The BCN license covers all performer royalties and, as of June 30 2003, BCN had delivered ten
(10) new programs to Radio X.

The programs will generate revenues from ad sales and merchandising, however, thus far Radio X has only generated minimal ad revenues. Revenues will first be applied to the continuing management and operation of the business, then to recovery of our investment and then to profits which are to be allocated at 50% to us and 50% to Sports Byline. The Company will attempt to add additional hours of programming to Radio X in fiscal 2003. We will manage the Radio X Network with Sports Byline USA, L.P. on an equal basis; however, we have the right to determine all matters relative to this partnership.

RADIOTV NETWORK

Our wholly owned non-operating subsidiary, RadioTV Network, Inc. is a proposed new television network. If we can secure local broadcasting and have sufficient capital resources, RadioTV intends to produce and broadcast television versions of existing radio programs. Our ability to actually establish this proposed network is highly speculative as it is primarily a business concept. There can be no certainty that this business concept can be developed without substantial resources that are not currently available to us.

RTV has test-marketed two programs. The first of these programs was QUINN IN THE MORNING...@ NIGHT ("QUINN"), which was run from mid 1998 to 1999. Broadcast over WNPA TV in Pittsburgh, QUINN was a weekly television version of Pittsburgh's WKKR's morning political talk show hosted by Jim Quinn. QUINN debuted with a 2 rating, and remained on our former affiliate's UPN station until the station was sold in 1999.

RTV's other inaugural program was MANCOW TV. MANCOW TV was a late-night television program broadcast on Chicago's WCIU, and produced each day from MANCOW MULLER'S MORNING MADHOUSE radio show on Chicago's Q101. MANCOW TV was launched in April 1999 after RTV constructed a television studio in Q101's broadcast booth. The program was initially broadcast in the 12:30 a.m. - 1:30 a.m. time slot on WCIU, and consistently generated 1.2 - 2.5 ratings and 6 - 10 shares. MANCOW TV was regularly the highest-rated show on WCIU after 7:00 p.m. In January 2000, MANCOW TV moved to Saturdays at 10:00 p.m., on WCIU, and became one of the highest rated programs on the station in all day parts. MANCOW TV ceased production in late 2000 and was broadcast and syndicated in re-runs until mid 2001. The Company owns, and has available for distribution, about 100 individual, completed MANCOW TV programs, copyrighted by RTV. The Company has properly secured, via written releases, all third party performance and music rights contained in the programs. We have no material intellectual property other than the MANCOW TV programs. RTV anticipates producing MANCOW TV as a prime time weekly strip (Monday through Friday, 8pm to 11pm time slots) for a new local or national cable distribution. The Company has created a compilation video of MANCOW TV to solicit the program to possible syndicators and broadcasters. The Company has offered the program to several possible distributors and networks during 2002 but has not yet secured any future production or distribution for the program. MANCOW TV episodes are available on an "on demand" basis for viewing at RTVNET.com and the Company has licensed sections of MANCOW TV to a third party for incorporation into a video that will be for sale by direct response on a 800 number promoted on TV or radio and/or by retail sale. The Company is entitled to 50% of the net proceeds of the video. As of June 30, 2003 the Company has received $30,000 under the Mancow TV licensing agreement.

Subject to the completion of our debenture financing and securing a local broadcast partner, we will attempt to launch THE KIDD KRADDICK RADIO SHOW in the Dallas market as a RTV test program, as soon as practical. We have had talks with several local Dallas broadcasters, over the past two years but, as of June 30, 2003, we have not yet secured any formal agreements and there is no certainty that we will ever secure such distribution. The estimated cost to launch THE KIDD KRADDICK RADIO SHOW is $150,000 and we have borrowed $50,000 from our joint venture partner to secure production equipment and personnel for the proposed production. Under a Production and Studio Facility Agreement dated February 21, 2003 by and between RTV and Vega 7 Entertainment ("Vega"), a TV production entity, we committed to pay $162,000 to Vega to secure equipment and production services in three installments connected to studio construction performance, for THE KIDD KRADDICK RADIO SHOW and, thus far, we have advanced a deposit of $54,000 to Vega. Under the terms of this agreement, if RTV failed to terminate the agreement prior to July 1, 2003 it would forfeit all but $10,000 of its deposit. The Company did not terminate the agreement prior to this date but is continuing to negotiate with Vega to extend the termination date and the Company has not, as of October 10, 2003, commenced production on the program nor made any additional payments to Vega. The Company will be able to fully apply the deposit, only if and when the Company progresses the program to production.

We have produced "pilot" programs for "THE KIDD KRADDICK RADIO SHOW and for "DEES TV". These programs have not, as of yet, secured local broadcast affiliate license agreements and we may not secure any agreements. Once we have obtained a local broadcast agreement for a program we will install production equipment adjacent to the radio broadcast booths, hire local production personnel and commence production, broadcast and advertising sales, most likely through third parties. We are not currently developing any other programs for the RTV network and do not, have any formal agreement with local broadcasters for our programs nor is there any time- table as to when they may be secured.

We estimate that we will require $150,000 in capital to launch each new RTV program in a local market and we anticipate launching a RTV Network program in 2004. We do not anticipate offering any of our programs via satellite until after2004. Prior to any national satellite launch we intend to seek strategic partners for capital, expertise and affiliates relations.

SOURCES OF REVENUES

Radio X currently derives revenues from advertisers. We expect, in the future, to generate revenues from merchandising. Merchandising revenues include participation in direct response ads, merchandise sales and license fees. Ad rates are primarily determined by distribution and ratings of the programs.

Our wholly owned subsidiary, RTV, may generally produce episodic television series and generate the majority share of its revenues from the sale of broadcast licenses and advertising sales if and when it launches new programs. Advertising is sold to conventional advertisers and direct response advertisers by the broadcaster's ad sales personnel and the revenues collected our shared with the Company. The Company has not had syndicated advertising revenues since MANCOW TV ceased syndication and broadcast in 2001. The terms of the licensing arrangement may vary significantly from contract to contract and may include fixed fees, variable fees with or without nonrefundable minimum guarantees, or barter arrangements. Additional revenues are gleaned from syndication of the programs usually at a 50/50 "barter" arrangement plus merchandising for videos, licensing, and studio rentals.

WCIU TV parent, Weigel Broadcasting, was our only customer in 2001 and provided us with $35,200 of settlement income in 2001. All of the revenue provided by Weigel in 2001 was barter revenue. The Company has no current agreements with Weigel Broadcasting. All of the Company's revenues in 2002 are from its Radio X joint venture.

COMPETITION

The competition in the entertainment and media industries is considerable and very fluid. There are "major" television networks, many cable channels and numerous, start-up "Web Channels". To the best of The Company's knowledge there does not currently exist any other business that is directly competitive with its wholly owned subsidiary RTV, but numerous radio networks are operating in the US.

The U.S. Television industry, however, is a vast, multi-billion dollar business consisting of numerous programming networks distributed to analog and digital receivers in domestic and international markets via an affiliation of local ("over-the-air") Broadcasters, Cable TV Operators, Direct Broadcast Satellite Operators,

Digital Satellite Distributors and others. These various Networks are supported by advertising sales, operator and subscribers fees, pay per view revenues, government subsidies or a combination thereof. The Network's programming ranges from primarily general entertainment channels (NBC, CBS, USA) to a multiple of niche or theme channels such as MTV, ESPN, SCI FI Channel, and HGTV. The industry is dominated by a handful of major media conglomerates such as AOL Time Warner, Viacom, Disney and News Corp.

The U.S. Radio industry consists of thousands of individual stations located in virtually every US market broadcasting a vast and very diversified mix of programs. In recent years the industry has consolidated significantly and is dominated by two major media companies, Clear Channel Communications and Infinity Broadcasting (Viacom), and large networks such as Premier Networks Westwood One, ABC Networks and several others.

EMPLOYEES

The Company has currently one full-time employee, who has a formal employment agreement.

DESCRIPTION OF PROPERTY

The Company maintains an office address in Coral Springs, Florida at 1440 Coral Ridge Drive #140, Coral Springs, FL 33701. The Company's subsidiary, RadioTV Network Inc., operates out of an office at 5670 Wilshire Blvd., Suite 1300, Los Angeles, CA 90036, provided by a Company shareholder, Alchemy Media, LLC.

LEGAL PROCEEDINGS

The Company and its Chief executive officer were named in a lawsuit filed in the Southern district of Florida, captioned FLORIDA SECURITIES FUNDING PARTNERSHIP
V. SUN NETWORK GROUP ET AL, Case No. 02-80360 filed April 22, 2002. The Company decided to settle this lawsuit and avoid any further expense of litigation and did so in February 2003 by payment of $6500 and the issuance of 1,000,000 restricted Company shares to the Plaintiffs. A dismissal was filed and recorded in this matter on February 12, 2003 dismissing all of Plaintiff's claims, with prejudice. The Company is not a party to any other litigation and management has no knowledge of any other threatened or pending litigation.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth certain information with respect to our directions and executive officers as of October 9, 2003.

       Name                         Age              Position
 -------------------                ---              ------------------------

Richard Wellman                     59               Chairman, Director

T.                                                   Joseph Coleman 52 Chief
                                                     Executive Officer,
                                                     President and Director

William H. Coleman                  43               Director, Secretary

All directors hold office until the next annual meeting of stockholders and until their successors are elected. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed. Directors do not receive cash compensation for their services as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directions

Richard Wellman (Chairman) has been a Director of the Company since July 16, 2001. Since 1994 Mr. Wellman has been the President and CEO of Creative Air Transport, Inc. a US flag cargo carrier for the US Post Office, Federal Express Company, Lufthansa Airlines and other air cargo customers. From 1986 to 1994 Mr. Wellman was the CEO of International Airline Support Group, Inc., a major airline parts business. Prior to IASG, Mr. Wellman served in the US Air Force and subsequently he was a Flight Engineer and Pilot for several International airlines.

T. Joseph Coleman has been a Director of the Company since July 16, 2001. Mr. Coleman is President and CEO of the Company. Mr. Coleman was the founder and CEO of the Atlantic Entertainment Group from its inception in 1974 until its sale in 1989. Atlantic was one of the leading and largest independent producer/distributors of motion pictures in the world. Subsequent to Atlantic Mr. Coleman was the founder and Chairman of the Independent Telemedia Group a national market public company that acquired and developed emerging businesses in the entertainment sector. Since resigning as Co-Chairman of INDE, Mr. Coleman has pursued several entertainment and media related businesses.

William H. Coleman has been a Director of the Company since July 16, 2001. Mr. Coleman is the Company's Secretary. Mr. Coleman is Trustee of the Coleman Family Trust and Chairman of the Coleman Media Group, which has interests in several media related businesses including radio syndication. Mr. Coleman is a Director and Treasurer of Egolf.com Incorporated, an online retail golf business and he has formerly held executive positions at Atlantic Entertainment Group and the Independent Telemedia Group.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, director nominee, or control person which involved a criminal conviction, a pending criminal proceeding, a participation in the securities or banking industries, or a finding of securities or commodities law violations.

CODE OF ETHICS

The Company has adopted its Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of the Company.

                             EXECUTIVE COMPENSATION

The following table sets forth a summary for the fiscal years ended, of the cash and non-cash compensation awarded, paid or accrued by us to our President and CEO our compensated officer, who served in such capacities at the end of fiscal 2002 and 2001.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

 Name and Principal          Year   Salary ($)   Bonus($)      All Other
 Positions                                                  Compensations ($)
 ----------------------     ----   ----------   --------   -----------------

T. Joseph Coleman           2002   120,000(1)    30,000        15,261 (2)
Chief Executive Officer     2001    89,750(1)       -          12,018 (2)

(1) Mr. Coleman deferred his 2002 and 2001 salary and or bonus due under his employment agreement with the Company dated July 16, 2001. On December 30, 2002, Mr. Coleman was issued 5,000,000 shares of restricted common stock in full satisfaction of $120,000 of this obligation.

(2) RTV Media Corp. paid certain auto and insurance expense for Mr. Coleman in 2001 and 2002.

EMPLOYMENT AGREEMENTS

The Company has one employment agreement with its Chief Executive Officer, T. Joseph Coleman. Mr. Coleman's three (3) year agreement entitles him to an annual salary of $120,000 plus a guaranteed annual bonus of $30,000 and customary fringe benefits and expenses. Mr. Coleman has deferred his salary and bonus for the first year of his contract. On December 30, 2002, the Company issued Mr. Coleman 5,000,000 shares of restricted common stock to satisfy $120,000 of the obligation. The 5,000,000 shares were issued at par value. The Company has no other employment agreements but may enter into them in the future in connection with acquisitions or in the normal course of its business. In December 2002, we extended Mr. Coleman's employment agreement to expire on July 15, 2004.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 9, 2003 regarding the beneficial ownership of our common stock held by each of two executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock. In general, beneficial ownership includes those shares that a person has the power to vote, sell, or otherwise dispose. Beneficial ownership also includes that number of shares, which an individual has the right to acquire within 60 days (such as stock options) of the date this table was prepared. Two or more persons may be considered the beneficial owner of the same shares. "Voting power" is the power to vote or direct the voting of shares, and "investment power" includes the power to dispose or direct the disposition of shares. The inclusion in this section of any shares deemed beneficially owned does not constitute an admission by that person of beneficial ownership of those shares.

                                              Amount and Nature     Percent
                                                    Of                of
                           Position with        Beneficial          Common
 Stock Name & Address     Sun Network Grp.      Ownership (1)    Outstanding (1)
 --------------------   -------------------   ----------------   ---------------
 T. Joseph Coleman      Director, President     8,617,500 (2)         30.29%
 1440 Coral Ridge Dr.   CEO
 #140
 Coral Springs,
 FL 33071

 William H. Coleman     Director, Secretary     2,350,000 (3)          8.26%
 45 Whitewood Circle
 Norwood, MA 02002

 Total securities held by officers             10,967,500             38.55%
 and directors as a group (2 people):

(1) Based upon 28,448,487 shares outstanding as of October 9, 2003.

(2) Includes (i) 5 million shares of common stock owned by Mr. Coleman and (ii) 3,617,500 shares of common stock owned by RTV Media Corp. Mr. Coleman is the President of RTV Media Corp and votes the Company's shares on behalf of RTV Media Corp. Mr. Coleman is not the majority shareholder of RTV Media Corp. Mr. Coleman's brother is William H. Coleman.

(3) Mr. Coleman is the Trustee of the Coleman Family Trust. Mr. Coleman's brother is T. Joseph Coleman.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of managements' knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

                              SELLING STOCKHOLDERS

This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares, all of which are issuable pursuant to warrants and/or convertible debentures held by these selling stockholders. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock.

None of the following selling stockholders has held any position or office within our Company, nor has had any other material relationship with us in the past three years, other than in connection with transactions pursuant to which the selling stockholders acquired convertible debentures and warrants.

Under the securities purchase agreement, we will receive up to $750,000 from the selling stockholders, and they will receive in return a corresponding amount of our 12% secured convertible debentures and warrants to purchase up to an aggregate of 750,000 shares of common stock. The terms of the debentures provide for full payment on or before the first anniversary date of issuance, with interest of 12% per annum, which may be converted at any time at the lesser of

(i) $0.15 or (ii) the average of the lowest three inter-day trading prices during the twenty trading days immediately prior to the date the conversion notice is sent, discounted by fifty percent. The terms of the warrants entitle each selling stockholder to purchase shares of our common stock at a price equal to $.15 per share before the third anniversary date of the issuance. Under the related Registration Rights Agreement, we agreed to register all of the shares underlying such convertible debentures and warrants to allow the selling stockholders to sell them in a public offering or other distribution.

As of October 9, 2003, (i) $500,000 of the 12% convertible debentures have been issued, none of which have been converted, and (ii) 500,000 of the warrants have been issued, none of which have been exercised. On June 27, 2002, the investors purchased $250,000 of the 12% convertible debentures and warrants to purchase 250,000 shares of our common stock in connection with the execution of the securities purchase agreement. On August 8, 2002, pursuant to the terms of the securities purchase agreement, the investors purchased an additional $250,000 of the 12% convertible debentures and warrants to purchase 250,000 shares of our common stock in connection with the initial filing of this registration statement with the SEC. Under the terms of the securities purchase agreement, the investors are obligated to purchase the remaining $250,000 of our 12% debentures and warrants to purchase 250,000 shares of our common stock within five days of the date this registration statement is declared effective by the Commission and upon satisfaction of additional conditions by the Company. The additional conditions that must be satisfied by the Company prior to the purchase by the investors of the remaining convertible debentures and warrants consist of the following: (i) the Company's representations and warranties contained in the securities purchase agreement are true and correct in all material respects on the date of purchase; (ii) there is no litigation, statute, rule, regulation, executive order, decree, ruling or injunction that has been enacted, entered, promulgated or endorsed by or in any court or government authority of competent jurisdiction or any self-regulatory organization having requisite authority which prohibits the transactions contemplated by the securities purchase agreement; (iii) no event has occurred which could reasonably be expected to have a material adverse effect on the Company; (iv) the shares of common stock underlying the convertible debentures and warrants have been authorized for quotation on the Over-The-Counter Bulletin Board (OTCBB) and trading in our common stock on the OTCBB has not been suspended by the SEC or the OTCBB; (v) the Company shall provide a legal opinion to the investors; and (vi) the Company shall provide certain certificates of its officers to the investors regarding the Company's capitalization and the truth and correctness of its representations and warranties in the securities purchase agreement. If the registration statement is not declared effective, the investors have no obligation to purchase the remaining 12% convertible debentures or the related warrants.

If all $750,000 in debentures were converted and all 750,000 warrants were exercised on October 9, 2003, a total of 300,750,000 shares of common stock would be required for issuance.

The information listed below was furnished to us by the indicated selling stockholders. Shares of our common stock will be acquired by the selling stockholders pursuant to the exercise by AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore, Ltd. of up to $750,000 in secured convertible debentures and warrants to purchase up to 750,000 shares of common stock, in the aggregate, in accordance with the terms of that certain securities purchase agreement dated June 27, 2002.

AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners II, LLC. AJW Offshore, Ltd, (f/k/a AJW/New Millennium Offshore, Ltd.) is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore, Ltd. (f/k/a AJW/New Millennium Offshore, Ltd.) AJW Qualified Partners, LLC (f/k/a Pegasus Capital Partners, LLC) is a private investment fund that is owned by its investors and managed by Pegasus Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC (f/k/a Pegasus Capital Partners, LLC). None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

                        Number of
                        Shares
                        Beneficially
                        owned prior       Shares             Shares owned
                        to the            Offered          after offering (2)
 Name                   offering (1)      Hereby        Number       Percentage
 -----------------      ------------    -----------     ------       ----------

 AJW Partners, LLC       60,300,000      60,300,000          0              0%

 -----------------      ------------    -----------     ------       ----------

 New Millennium
 Capital Partners
 II, LLC                 30,150,000      30,150,000          0              0%

 -----------------      ------------    -----------     ------       ----------

 AJW
 Offshore, Ltd.         105,525,000     105,525,000          0              0%

 -----------------      ------------    -----------     ------       ----------

 AJW Qualified
 Partners, LLC          105,525,000     105,525,000          0              0%

 -----------------      ------------    -----------     ------       ----------

The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. Under the terms of the debentures, if the debentures had actually been converted on October 9, 2003, the conversion price would have been $.005.

Under the terms of the debentures and the related warrants, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with
Section 13(d) of the Exchange Act. However this ownership limitation may be waived by the selling stockholder upon 61 days notice. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(1) Please note that the numbers included in this column exceed both the number of shares currently beneficially owned by each selling stockholder and the number of shares each stockholder could acquire upon full conversion of the debentures and warrants each will hold following completion of the final tranche. The numbers included in this column equal 200% of the shares required to be registered upon conversion of the investor's respective ownership of (i) the aggregate $750,000 of convertible debentures, based on a conversion price of $.005 per share, and (ii) warrants to purchase an aggregate of 750,000 shares of our common stock at a fixed exercise price of $.15 per share as of October 9, 2003 based on a conversion price of $.005 per share. 150,000,000 shares of our common stock would be issuable upon the conversion of the $750,000 debentures and 750,000 shares of our common stock would be issuable upon the exercise of warrants for a total of 150,750,000 shares. Accordingly, 200% of the total amount of shares issuable upon conversion of the debentures and exercise of warrants would be 301,500,000. The number of shares beneficially owned prior to the offering reflected above for each investor is calculated as follows:

((amount of debentures owned/$0.005) x 200%) + (number of warrants owned x 200%)

Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

(2) Such figure assumes the sale of all of the shares offered by the selling stockholders.

We will file a post-effective registration statement to reflect any changes in the information regarding the selling stockholders furnished above or the information regarding the Plan of Distribution furnished below.

                              PLAN OF DISTRIBUTION

The shares being offered by the selling stockholders will be sold from time to time in one or more transactions, which may involve block transactions:

- on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;

- in privately-negotiated transactions;

- through the writing of options on the shares;

- or

- any combination thereof.

The sale price to the public may be:

- the market price prevailing at the time of sale;

- a price related to such prevailing market price;

- at negotiated prices; or

- such other price as the selling stockholders determine from time to time.

The shares may also be sold pursuant to Rule 144 or Regulation S. However, the selling stockholders may not use this registration statement to cover the resale of shares that are not issuable shortly after the effectiveness of this registration statement. As described previously in this registration statement, the investors are obligated to purchase from the Company the remaining $250,000 of convertible debentures and warrants to purchase 250,000 shares of our common stock within five days from the date this registration statement is declared effective by the SEC, subject to satisfaction of certain conditions by the Company. Therefore, this registration statement covers the shares of common stock underlying the debentures and warrants purchased after the effectiveness of this registration statement pursuant to the terms of the securities purchase agreement. Furthermore, the selling stockholders may sell their shares of our common stock short and redeliver our shares to close out such short positions; however, the selling stockholder may not use shares of our common stock registered on this registration statement to cover any short positions entered into prior to the effectiveness of this registration statement. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker/dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make in respect of such liabilities.

POST-EFFECTIVE REGISTRATION STATEMENT NECESSITATED BY FUTURE SALES.

To the extent required, we will file a post-effective registration statement from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealer or other financial institutions. In connection with these transactions, broker-dealer or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of the shares offered in this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. These brokers or dealers, the selling stockholders, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

If a selling stockholder enters into an underwriting agreement, the relevant details will be set forth in a post-effective amendment to the registration statement, rather than a prospectus supplement.

OTHER INFORMATION REGARDING FUTURE SALES

In order to comply with the securities laws of some states, if applicable, the shares being offered in this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares may not be sold unless they have been registered or qualified for sale in the applicable state or a seller complies with an available exemption from the registration or qualification requirement.

We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act.

PAYMENT OF EXPENSES

We will pay all the expenses related to the registration of the shares offered by this prospectus, except for any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

Our certificate of incorporation authorizes the issuance of 500,000,000 shares of common stock, $.001 value per share, of which 28,448,487 shares are issued and outstanding as of the date hereof.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

NONCUMULATIVE VOTING

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of common stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

PENNY STOCK REGULATION

If the market price of the our common stock, if a market for its common stock develops and is maintained, is or falls below $5.00 per share, then our common stock may be considered "penny stock". Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchange or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure scheduled prescribed by the commission related to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

REPORTS TO STOCKHOLDERS

We will furnish to holders of our common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our stockholders as we deem appropriate.

TRANSFER AGENT AND REGISTRAR

Corporate Stock Transfer, Inc., Denver, Colorado, serves as our transfer agent.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that we shall indemnify its directors provided that the indemnification shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) for any transaction from which the director derived an improper personal benefit.

Section 607.085 of the Florida Business Corporation Act permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one 29 by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus, filed as a part of the registration statement, does not contain certain information contained in or annexed as exhibits to the registration statement. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to us and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the Commission in Washington D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates and are available on the World Wide Web at: http://www.sec.gov.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and intend to file reports and other information with the Commission. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any of the information incorporated herein by reference, not including exhibits. Such requests should be made in writing to T. JOSEPH COLEMAN, 1440 Coral Ridge Drive, # 140, Coral Springs, FL 33071or call us at (954) 360-4080.

                                  LEGAL MATTERS

The legality of the common stock included in this prospectus has been passed upon for us by the law offices of Sichenzia Ross Friedman Ference LLP of New York.

                                     EXPERTS

The audited financial statements as of December 31, 2002, 2001 and 2000 included in this prospectus have been so included in reliance on the report of Salberg & Company. P.A., independent accountants, given as experts in accounting and auditing.

                             Sun Network Group, Inc.
                                and Subsidiaries

                        Consolidated Financial Statements

                        December 31, 2002, 2001 and 2000

                             Sun Network Group, Inc.
                                and Subsidiaries

                                    Contents


                                                                         Page(s)
                                                                         -------
Independent Auditors' Report ................................................F-2


Consolidated Balance Sheets .................................................F-3


Consolidated Statements of Operations .......................................F-4


Consolidated Statements of Changes in Stockholders' Equity (Deficiency) .....F-5


Consolidated Statements of Cash Flows .......................................F-6


Notes to Consolidated Financial Statements ..........................F-8 to F-20

                          Independent Auditors' Report


Board of Directors and Stockholders of:
Sun Network Group, Inc.

We have audited the accompanying consolidated balance sheets of Sun Network Group, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes of stockholders' equity (deficiency) and cash flows for the years ended December 31, 2002, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Sun Network Group, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the consolidated results of its operations and its cash flows for the years ended December 31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company has accumulated deficit of $1,813,325 and a working capital deficit of $462,804 at December 31, 2002, net losses in 2002 of $1,237,497, cash used in operations in 2002 of $300,438, and nominal revenues. These factors and the need for additional cash to fund operations over the next year raise substantial doubt about its ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 13. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 27, 2003

                               Sun Network Group, Inc. and Subsidiaries
                                     Consolidated Balance Sheets
                                      December 31, 2002 and 2001

                                                Assets
                                                                              2002           2001
                                                                           -----------   -----------
Current Assets
Cash ....................................................................  $    81,751   $     5,321
Due from joint venture partner, net .....................................       50,000             -
Deferred debt issuance cost, net ........................................       10,000             -
Prepaids ................................................................       20,910             -
                                                                           -----------   -----------
Total Current Assets ....................................................      162,661         5,321
                                                                           -----------   -----------

Other Assets
Prepaid advertising .....................................................            -        35,200
Radio programs, net .....................................................       10,192             -
                                                                           -----------   -----------
Total Other Assets ......................................................       10,192        35,200
                                                                           -----------   -----------

Total Assets ............................................................  $   172,853   $    40,521
                                                                           ===========   ===========


                Liabilities, Minority Interest, and Stockholders Equity (Deficiency)

Current Liabilities
Convertible debentures, net of discount .................................  $   487,226 $           -
Accounts payable ........................................................       16,961         9,937
Accrued interest ........................................................       28,053             -
Accrued penalty .........................................................       31,233             -
Accrued compensation, related party .....................................       58,750        68,750
Due to officer ..........................................................        3,242        29,263
                                                                           -----------   -----------

Total Liabilities .......................................................      625,465       107,950
                                                                           -----------   -----------

Minority interest .......................................................       43,224             -
                                                                           -----------   -----------

Stockholders' Deficiency

Common stock, $0.001 par value, 100,000,000 shares authorized 22,448,487
   and 21,665,399 issued and outstanding, respectively ..................       22,448        21,665

Common stock issuable (5,000,000 shares at par value) ...................        5,000             -
Additional paid-in capital ..............................................    1,290,041       486,734
Accumulated deficit .....................................................   (1,813,325)     (575,828)
                                                                           -----------   -----------

Total Stockholders' Deficiency ..........................................     (495,836)      (67,429)
                                                                           -----------   -----------

Total Liabilities, Minority Interest and Stockholder' Equity (Deficiency)  $   172,853   $    40,521
                                                                           ===========   ===========

                     See accompanying notes to consolidated financial statements

                                                 F-3

                    Sun Network Group, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                        December 31, 2002, 2001 and 2000


                                            2002          2001          2000
                                        -----------   -----------   -----------

Revenues .............................  $     3,566   $         -   $    43,903
                                        -----------   -----------   -----------
Operating Expenses
Compensation .........................      165,261       101,768        26,230
Amortization .........................        7,052             -             -
Bad debt .............................      112,580             -             -
Contract labor .......................            -             -         1,167
Consulting ...........................      193,918        33,395             -
Debenture penalty ....................       31,233             -             -
Debt issuance cost amortization ......       10,000             -             -
Depreciation .........................            -             -        25,795
Exploitation costs ...................            -        10,329         4,252
Film costs ...........................            -             -        57,979
General and administrative ...........      117,838        30,140        23,967
Impairment loss ......................       32,756             -             -
Professional fees ....................       65,001        24,503             -
                                        -----------   -----------   -----------
Total Operating Expenses .............      735,639       200,135       139,390
                                        -----------   -----------   -----------

Loss from Operations .................     (732,073)     (200,135)      (95,487)

Other Income (Expenses)
Settlement income ....................            -        35,200             -
Interest expense .....................     (515,279)            -       (17,996)
Interest income ......................        3,079             -             -
                                        -----------   -----------   -----------
Total Other Income (Expenses) ........     (512,200)       35,200       (17,996)
                                        -----------   -----------   -----------

Loss before minority interest ........   (1,244,273)            -             -

Minority interest in subsidiary losses        6,776             -             -
                                        -----------   -----------   -----------

Net Loss .............................  $(1,237,497)  $  (164,935)  $  (113,483)
                                        ===========   ===========   ===========

Net loss per share - basic and diluted  $     (0.06)  $     (0.01)  $     (0.01)
                                        ===========   ===========   ===========

Weighted average shares outstanding ..   22,143,751    16,946,324    13,261,111
                                        ===========   ===========   ===========

           See accompanying notes to consolidated financial statements

                                       Sun Network Group, Inc. and Subsidiaries
                        Consolidated Statement of Changes in Stockholders' Equity (Deficiency)
                                     Years Ended December 31, 2002, 2001 and 2000

                                                              Common Stock     Additional
                                       Common Stock             Issuable        Paid-In     Accumulated
                                    Shares       Amount     Shares    Amount    Capital       Deficit        Total
                                  -----------   --------   ---------  ------  -----------   -----------   -----------
Balance, December 31, 1999 .....   13,261,111   $ 13,261           -  $    -  $   209,717   $  (297,410)  $   (74,432)

Contributed capital ............            -          -           -       -      103,375             -       103,375

Conversion of promissory note
 and accrued interest to equity             -          -           -       -      204,490             -       204,490

Exchange of equity for equipment   (1,326,111)    (1,326)          -       -     (114,513)            -      (115,839)

Net loss, 2000 .................            -          -           -       -            -      (113,483)     (113,483)
                                  -----------   --------   ---------  ------  -----------   -----------   -----------

Balance, December 31, 2000 .....   11,935,000     11,935           -       -      403,069      (410,893)        4,111

Issuance of stock for cash .....      898,333        898           -       -       59,102             -        60,000

Issuance of stock for services .      500,000        500           -       -       32,895             -        33,395

Recapitalization ...............    8,332,066      8,332           -       -       (8,332)            -             -

Net loss, 2001 .................            -          -           -       -            -      (164,935)     (164,935)
                                  -----------   --------   ---------  ------  -----------   -----------   -----------

Balance, December 31, 2001 .....   21,665,399     21,665           -       -      486,734      (575,828)      (67,429)

Issuance of stock for cash .....      183,088        183           -       -       82,207             -        82,390

Issuance of stock for services .      300,000        300           -       -       83,700             -        84,000

Warrants issued with convertible
 debentures ....................            -          -           -       -        9,430             -         9,430

Issuance of stock issued for
 services ......................      300,000        300           -       -       22,400             -        22,700

Warrants issued with convertible
 debentures ....................            -          -           -       -       14,775             -        14,775

Beneficial conversion value of
 convertible debentures ........            -          -           -       -      475,795             -       475,795

Stock issued to officer for
 accrued compensation ..........            -          -   5,000,000   5,000      115,000             -       120,000

Net loss, 2002 .................            -          -           -       -            -    (1,237,497)   (1,237,497)
                                  -----------   --------   ---------  ------  -----------   -----------   -----------

Balance, December 31, 2002 .....   22,448,487   $ 22,448   5,000,000  $5,000  $ 1,290,041   $(1,813,325)  $  (495,836)
                                  ===========   ========   =========  ======  ===========   ===========   ===========


                              See accompanying notes to consolidated financial statements

                                                          F-5

                            Sun Network Group, Inc. and Subsidiaries
                             Consolidated Statements of Cash Flows
                               December 31, 2002, 2001 and 2000
                                                          2002          2001          2000
                                                       -----------   -----------   -----------
Cash Flows from Operating Activities:
Net loss ............................................  $(1,237,497)  $  (164,935)  $  (113,483)
Adjustments to reconcile net loss to net cash used in
   operating activities:
Depreciation and amortization of long-lived assets ..        7,052             -        25,795
Bad debt expense ....................................      112,580             -             -
Impairment loss .....................................       32,756             -             -
Interest expense of beneficial conversion feature ...      475,795             -             -
Amortization of deferred debt issuance costs ........       10,000             -             -
Amortization of debt discounts to interest expense ..       11,431             -             -
Prepaid advertising expense .........................       35,200             -             -
Stock based consulting expense ......................      106,700        33,395             -
Settlement income ...................................            -       (35,200)            -
Allocation of loss to minority interest .............       (6,776)            -             -
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable .................................            -           300         2,700
Interest receivable .................................       (3,079)            -             -
Prepaids ............................................      (20,910)          385           904
Increase (decrease) in:
Accounts payable ....................................        7,024         5,688        (7,999)
Accrued interest ....................................       28,053             -             -
Accrued penalties ...................................       31,233             -             -
Accrued compensation, related party .................      110,000        68,750             -
                                                       -----------   -----------   -----------
Net Cash Used in Operating Activities ...............     (300,438)      (91,617)      (92,083)
                                                       -----------   -----------   -----------
Cash Flows from Investing Activities:
Purchase of property and equipment ..................            -             -        (4,846)
(Loan to) repayment from officer ....................            -         4,587        (4,587)
Loan disbursements ..................................      (56,000)            -             -
Convertible note disbursement .......................      (10,000)            -             -
Loan disbursement to joint venture partner ..........      (93,501)            -             -
                                                       -----------   -----------   -----------
Net Cash Provided by (Used in) Investing Activities .     (159,501)        4,587        (9,433)
                                                       -----------   -----------   -----------
Cash Flows from Financing Activities
Loan proceeds from officer ..........................            -        29,263             -
Proceeds from sale of common stock ..................       82,390        60,000       103,375
Proceeds from convertible debenture .................      500,000             -             -
Debt issuance cost disbursement .....................      (20,000)            -             -
Loan repayment to officer ...........................      (26,021)            -             -
                                                       -----------   -----------   -----------
Net Cash Provided by Financing Activities ...........      536,369        89,263       103,375
                                                       -----------   -----------   -----------
Net Increase in Cash ................................       76,430         2,233         1,859
Cash at Beginning of Year ...........................        5,321         3,088         1,229
                                                       -----------   -----------   -----------
Cash at End of Year .................................  $    81,751   $     5,321   $     3,088
                                                       ===========   ===========   ===========

Supplemental Schedule of Non-Cash Investing and Financing Activities:

During 2000, a stockholder surrendered its entire interest in exchange for all equipment owned by the Company with a net book value of $115,839.

During 2000, stockholders contributed advances and related accrued interest totaling $204,409 to stockholders' equity.

During 2002, the Company issued 5,000,000 common shares to its sole officer in exchange for accrued compensation of $120,000.

During 2002, the Company recorded $50,000 in intangible assets from applying purchase method accounting to the formation of a joint venture partnership. Minority interest of $50,000 was recorded and equity loss pickup of $6,776 was recognized.

          See accompanying notes to consolidated financial statements.

                    Sun Network Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 2002

Note 1   Nature of Operations and Significant Accounting Policies

         (A) Nature of Operations

         Sun Network Group, Inc. was incorporated under the laws of Florida on May 9, 1990 and was inactive for several years.

         On July 17, 2001, RadioTV Network, Inc. ("Radio TV") was merged into Sun Express Merger Corp., a subsidiary of Sun Network Group, Inc. The transaction was accounted for as a recapitalization of Radio TV. Radio TV Network, LLC, the predecessor to Radio TV, had an inception year of 1998 and acted as a Defacto company until its formation in 1999. Effective on January 1, 2001, RadioTV Network, LLC sold its assets and certain liabilities to a newly formed corporation, RadioTV, under common control of the remaining two members of the LLC. The transaction was treated as a recapitalization of Radio TV Network, LLC.

         Pursuant to the merger into Sun Express Merger Corp. discussed above, all shares of RadioTV were exchanged for 13,333,333 shares or 61.57% of Sun Express Group, Inc. In accordance with APB 16, the transaction was accounted for as a recapitalization of RadioTV at historical cost and the historical results of operations in the accompanying consolidated financial statements are those of RadioTV and its predecessor Radio TV Network, LLC, with the operations of Sun Network Group, Inc., included from the July 17, 2001. Concurrent with the merger, on July 17, 2001, the Company authorized a 1-for-3 reverse split of its outstanding common stock.

         All amounts in the accompanying consolidated financial statements have been retroactively restated to reflect the recapitalizations and the reverse stock split. In addition, for comparative purposes, for transactions, which occurred during the period the Company was an LLC, the members are referred to in the accompanying consolidated financial statements as stockholders.

         On September 5, 2002, the Company formed a general partnership with one other partner (see Note 8). The partnership, Radio X Network ("Radio X"), was formed to independently create, produce, distribute, and syndicate radio programs. The Company offers radio programs to radio stations in exchange for advertising time on those stations, which the Company then sells to advertisers. This is known in the media industry as "barter syndication." In return for providing the radio stations with programming content, the Company receives advertising minutes, which the Company then sells to advertisers. The amount of advertising minutes received is based on several factors, including the type and length of the programming and the audience size of the radio station affiliate. In some instances, the Company may also receive a monthly license fee in addition to or in lieu of the commercial inventory and may derive revenues from sponsorship and merchandising.

         Sun Network Group, Inc. acts as a holding company for Radio X and Radio TV. Radio TV produces and broadcasts television versions of top rated radio programs.

         (B) Principles of Consolidation

         The consolidated financial statements include the accounts of Sun Network Group, Inc., its wholly owned subsidiary, Radio TV, and its controlled subsidiary Radio X. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (C) Use of Estimates

         In preparing consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period. Actual results may differ from these estimates.

         Significant estimates included in the accompanying consolidated financial statements include an allowance on accounts and loans receivable, impairment losses on long lived assets, and valuation of non-cash stock based transactions.

         (D) Cash Equivalents

         For the purpose of the consolidated cash flow statement, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

         (E) Notes and Other Receivables

         The Company assesses the probability of collections on loans, notes and other receivables and records an allowance for loan loss accordingly.

         The Company recognizes interest income on notes and loans receivable in default, and records an appropriate allowance for loan loss on the resulting interest receivable.

         (F) Intangible Assets

         Intangible assets included in the accompanying consolidated balance sheet in other assets consist of purchased or acquired investments in programming, and facility usage rights and management services acquired upon the formation of the Company's controlled subsidiary, Radio X. The Company recorded the assets pursuant to SFAS 141 and determined the continuing accounting treatment in accordance as to SFAS 142. The Company recorded amortization of facility usage rights over five years, management services on a usage basis, and amortization of radio programs over one year. At December 31, 2002, an impairment loss was recognized (see Note 4).

         (G) Long-Lived Assets

         Effective January 1, 2002, the Company accounts for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets". Impairment is the condition that exists when the carrying amount of a long-lived asset (asset group) exceeds its fair value. An impairment loss is recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment is based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value.

         (H) Minority Interest

         The minority interest in the net income or loss of the Company's consolidated subsidiary, Radio X, is reflected in the consolidated statements of operations after allocation of the minority interest proportionate share of losses of the Radio X subsidiary.

         (I) Stock-Based Compensation

         The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure," which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

         The Company accounts for stock options issued to non-employees for goods or services in accordance with SFAS 123.

         (J) Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

         The carrying amounts of the Company's short-term financial instruments, including accounts payable and due to officer, approximate fair value due to the relatively short period to maturity for these instruments. The carrying amount of the Company's notes receivable have been reduced to their estimated fair market value of zero through the recording of an allowance for loan loss.

         (K) Revenue Recognition

         The Company accounts for revenues from its Radio TV Network, Inc operations in accordance with the AICPA Accounting Standards Executive Committee Statement of Position No. 00-2, "Accounting by Producers or Distributors of Films" ("SOP 00-2").

         The Company generally produces episodic television series and generates revenues from the sale of broadcast licenses. The terms of the licensing arrangement may vary significantly from contract to contract and may include fixed fees, variable fees with or without nonrefundable minimum guarantees, or barter arrangements.

         The Company recognizes monetary revenues when evidence of a sale or licensing arrangement exists, the license period has begun, delivery of the film to the licensee has occurred or the film is available for immediate and unconditional delivery, the arrangement fee is fixed or determinable, and collection of the arrangement fee is reasonably assured. The Company recognizes only the net revenue due to the Company pursuant to the formulas or amounts stipulated in the customer contracts.

         The Company recognizes revenues from barter arrangements in accordance with the Accounting Principles Board Opinion No. 29 "Accounting for Non-Monetary Exchanges," ("APB 29") as interpreted by EITF No. 93-11 "Accounting for Barter Transactions Involving Barter Credits." In general, APB 29 and it related interpretation require barter revenue to be recorded at the fair market value of what is received or what is surrendered, whichever is more clearly evident.

         The Company recognizes revenues from the sale of radio program advertising in its Radio X Network operations when the fee is determinable and after the commercial advertisements are broadcast. Any amounts received from customers for radio advertisements that have not been broadcast during the period are recorded as deferred revenues until such time as the advertisement is broadcast.

         The Company recognizes radio program license fee revenues when evidence of a licensing arrangement exists, the license period has begun, delivery of the program to the licensee has occurred or is available for immediate and unconditional delivery, the arrangement fee is fixed or determinable, and collection of the arrangement fee is reasonably assured.

         (L) Costs and Expenses of Producing Films

         The Company accounts for costs and expenses of producing a film and bringing that film to market in accordance with SOP 00-2 as follows:

         Film costs include all direct negative costs incurred in the production of a film as well as allocations of production overhead and capitalized interest costs. Film costs are capitalized and amortized as the Company recognizes revenue from each episode. If reliable estimates of secondary market revenue are established, any subsequent costs are capitalized and amortized using the individual-film-forecast method, which amortizes costs in the same ratio as current revenues bears to estimated unrecognized ultimate revenues.

         Participation costs which consist of contingent payments based on film financial results or based on other contractual arrangements, are expensed and accrued, when a film is released, using the individual-film-forecast method, if the obligation is probable.

         Exploitation costs include advertising, marketing, and other exploitation costs. Advertising costs are accounted for in accordance with SOP 93-7, "Reporting on Advertising Costs." All other exploitation costs, including marketing costs, are expensed as incurred.

         (M) Income Taxes

         During 2000, the Company was structured as a limited liability company and elected to be taxed as a partnership under the Internal Revenue Code. In lieu of paying corporate income taxes, the members were taxed individually on their proportionate share of the Company's taxable income. Therefore, no provisions or liability for income taxes during 2000 has been included in the accompanying consolidated financial statements.

         Starting from January 1, 2001, income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes ("SFAS 109")." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (N) Recent Accounting Pronouncements

         Statement No. 141 "Business Combinations" establishes revised standards for accounting for business combinations. Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 142 "Goodwill and Other Intangible Assets" provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounted for subsequent to their initial recognition. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. This statement is effective for all fiscal years beginning after December 15, 2001. The implementation of SFAS 142 on January 1, 2002 did not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 143, "Accounting for Asset Retirement Obligations," requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on the Company's financial statements.

         Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" supercedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS 144 also supercedes the provisions of APB 30, "Reporting the Results of Operations," pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The implementation of SFAS 144 on January 1, 2002 did not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," ("SFAS 145") updates, clarifies, and simplifies existing accounting pronouncements. Statement No. 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Opinion 30 will now be used to classify those gains and losses. Statement 64 amended Statement 4, and is no longer necessary because Statement 4 has been rescinded. Statement 44 was issued to establish accounting requirements for the effects of transition to the provisions of the motor Carrier Act of 1980. Because the transition has been completed, Statement 44 is no longer necessary. Statement 145 amends Statement 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with FASB's goal requiring similar accounting treatment for transactions that have similar economic effects. This statement is effective for fiscal years beginning after May 15, 2002. The adoption of SFAS 145 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

         Statement No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146") addresses the recognition, measurement, and reporting of cost that are associated with exit and disposal activities that are currently accounted for pursuant to the guidelines set forth in EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Cost Incurred in a Restructuring)," cost related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated - nullifying the guidance under EITF 94-3. Under SFAS 146, the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS 146 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

         Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", amends FASB Statement No. 123, "Accounting for Stock-Based Compensation." In response to a growing number of companies announcing plans to record expenses for the fair value of stock options, Statement 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The Statement also improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. In the past, companies were required to make pro forma disclosures only in annual financial statements. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure provisions of Statement 148 for the year ended December 31, 2002, but will continue to use the method under APB 25 in accounting for stock options. The adoption of the disclosure provisions of Statement 148 did not have a material impact on the Company's financial position, results of operations or liquidity.

         (O) Net Loss Per Common Share

         Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) available to common stockholder by the weighted-average number of common shares outstanding for the period. Diluted net income per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. At December 31, 2002 and 2001, there were 500,000 common stock warrants outstanding, which may dilute future earnings per share.

Note 2   Note Receivable and Due from Joint Venture Partner

The Company advanced a potential acquiree $56,000 under a promissory note which amount has been fully reserved at December 31, 2002 due to default. (See Note 7)

Upon formation of the joint venture and through the date of the accompanying audit report (see Note 8), the joint venture partner did not establish a separate bank account for the joint venture. At December 31, 2002, management could not ascertain the collectability of $43,501 of the balance due. Accordingly, this amount has been fully reserved as an allowance and charged to bad debt expense.

Note 3   Convertible Note Receivable

On September 17, 2002, the Company loaned $10,000 to a third party limited liability company ("LLC"). The loan carries annual interest at 10% and matures on November 16, 2002. During the term of the loan, the Company may convert the principal and accrued interest into a 0.3% membership interest in the LLC. If the Company elects to convert, no interest due shall be payable to the Company. If the Company converts and holds the 0.3% membership interest, it will be entitled to receive a proportionate 0.3% of the LLC's interest in cash flow, profits, and tax benefits. The note is secured by the pledge of the general assets of the LLC. On November 16, 2002, the borrower defaulted and on February 28, 2003, the Company and the LLC executed a letter agreement to extend all due dates and conversion date to May 1, 2003. Due to the default and uncertainty about collecting the receivable and the value of the investment if converted, the Company has established a 100% valuation allowance. The convertible note receivable at December 31, 2002 was as follows:

Convertible note receivable         $     10,000
Accrued interest receivable                  324
Allowance for loan loss                  (10,324)
                                       -----------
                                    $       -
                                       ===========

Note 4   Intangible Assets

The intangible assets were acquired on September 5, 2002 upon formation of the general partnership subsidiary (see Note 8). The Company has allocated the $50,000 investment differential (see Note 8) to the facilities usage rights and management services and to the radio programs based upon the estimated fair market value of each resulting in facilities usage rights and management services of $35,000 and radio programs of $15,000.

The Company determined to amortize the facility usage rights over five years and management services on a usage basis as they are contractually derived. The Company estimated a life of five years based on the average life of equipment that they have the rights to use. The Company amortizes the acquired radio programs over their estimated useful life of one year. Intangible assets were as follows at December 31, 2002:

Facilities usage rights and management services           $     35,000
Accumulated amortization                                        (2,244)
Impairment loss                                                (32,756)
                                                             -----------
                                                          $       -
                                                             ===========

Radio Programs                                            $     15,000
Accumulated amortization                                        (4,808)
                                                             -----------
                                                          $     10,192
                                                             ===========

At December 31, 2002, management was not able to accurately generate cash flow projections to support the recoverability of the facility usage rights asset since Radio X was still in early stage development. Accordingly, an impairment loss of $32,756 was recognized. Since the charge to operations of the amortization and impairment of this intangible asset exceeded the fair value of contributed services through December 31, 2002, no additional compensation expense was recognized as contributed services.

Note 5   Convertible Debentures and Warrants

On June 27, 2002, the Company entered into a Securities Purchase Agreement to issue and sell 12% convertible debentures, in the aggregate amount of $750,000, convertible into shares of common stock, of the Company. The Company is permitted to use the proceeds to make one or more loans for a legitimate business purpose, which such loans, in the aggregate, may not exceed $100,000. As of June 27, 2002, $250,000 in convertible debentures were issued to various parties. The holders of this debt have the right to convert all or any amount of this debenture into fully paid and non-assessable shares of common stock at the conversion price with the limitation that any debenture holder may not convert any amount of the debentures if after conversion that debenture holder would beneficially hold more than 4.9% of the total outstanding common stock of the Company. However, any debenture holder may waive this limitation provision with 61 days written notice to the Company. The conversion price generally is the lesser of (a) 50% of the market value of the common stock as defined in the debenture or (b) $0.15. Interest is payable either quarterly or at the conversion date at the option of the holder. The convertible debentures mature on June 27, 2003, and are secured by substantially all present and future assets of the Company.

The Company paid $20,000 of legal fees related to the debenture issuances and recorded these fees as a deferred debt issuance cost asset to be amortized over the one-year term of the debentures. Amortization of the deferred debt issuance cost included in general and administrative was $10,000 for the year ended December 31, 2002.

In connection with the convertible debentures issued, warrants to purchase 250,000 common shares were issued to the holders at an exercise price per share of $0.15. The warrants are exercisable immediately and through the third anniversary of the date of issuance. These warrants were treated as a discount on the convertible debenture and valued at $9,430 under SFAS No. 123 using the Black-Scholes option-pricing model.

On August 8, 2002, an additional $250,000 of convertible debentures and warrants to purchase 250,000 common shares were purchased from the Company for $250,000 with the terms similar to that described above. The warrants were treated as a discount on these convertible debentures and valued at $14,775 computed using the Black-Scholes option-pricing model.

The discount on the convertible debentures are amortized to interest expense over the term of the debentures starting on July 1, 2002. Amortization included in interest expense for the year ended December 31, 2002 was $11,431.

Pursuant to EITF Issue No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF Issue No. 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" the convertible debentures contain an imbedded beneficial conversion feature since the fair market value of the common stock exceeds the most beneficial exercise price on the debenture Issuance Date. At June 27, 2002, this beneficial conversion value has been computed by the Company based on the $240,570 value allocated to the debentures and an effective conversion price of $0.043 per share. The value was computed as $259,430, but is limited under the above EITF provisions to the $240,570 value allocated to the debentures. Since the conversion feature is exercisable immediately, the $240,570 was recognized as interest expense on June 27, 2002. On August 8, 2002, the Company recognized an additional interest expense of $235,225 related to the additional debentures issued. At August 8, 2002, this beneficial conversion value has been computed by the Company based on the $235,225 value allocated to the debentures and an effective conversion price of $0.028 per share. The value was computed as $264,775, but is limited under the above EITF provisions to the $235,225 value allocated to the debentures.

If the registration statement relating to the debentures is not declared effective with in 90 days of June 27, 2002 or loses quotation in the NASD OTCBB the Company is obligated to pay a fee to the debenture holders equal to 2% per month on the principal balance outstanding. As of December 31, 2002, the registration statement was not effective and accordingly, the Company has accrued $31,233 of penalty fee.

The convertible debenture liability is as follows at December 31, 2002:

Convertible debenture                              $      500,000
Less: unamortized discount on debenture                   (12,774)
                                                       ------------
Convertible debenture, net                         $      487,226
                                                       ============

Accrued interest at December 31, 2002 was $28,053.

Note 6   Commitment and Contingencies

The Company and its Chief Executive Officer were named in a lawsuit filed in the Southern District Court of Florida. The lawsuit alleges the Company and its chief executive officer conspired to lower the Company's share price after a third party shareholder of the Company sold a block of his shares to a Florida securities partnership. The Company is not a party to any other litigation and management has no knowledge of any other threatening or pending litigation. On February 5, 2003, the Company settled the matter by paying the plaintiffs $6,500 and 1,000,000 shares of the Company's restricted common stock and the lawsuit was dismissed.

Through December 31, 2002, the Company had accrued $178,750 in compensation due to the president. On December 30, 2002, the Board authorized 5,000,000 common shares to be issued to the president in exchange for $120,000 of that accrued compensation. Accrued compensation due to the president, under an employment agreement was $58,750 at December 31, 2002. At December 31, 2002, the 5,000,000 shares are recorded as issuable. The shares were physically issued in January 2003.

The Company has an employment agreement with its president where he receives $120,000 in annual salary, $30,000 annual guaranteed bonus, a 10% incentive bonus based on Company financial criteria, and certain fringe benefits and expense reimbursements. The agreement expires July 2004.

The Company has free use of office space for its sole employee, the President. The fair value of the office in 2002 was nominal and therefore, not recorded.

Note 7 Option Agreement and Plan of Merger, Cancellation, and Related Notes Receivable

An Option Agreement and Plan of Merger (the "Agreement") between the Company and Live Media Enterprises ("Live") was entered into as of June 28, 2002. In connection with this agreement, the Company advanced Live $50,000 in July 2002 and $6,000 in August 2002 pursuant to two promissory notes dated June 28, 2002 and August 2, 2002, respectively. Under the terms of the promissory notes, all amounts, including interest at 10% are due and payable on demand or upon termination of the Agreement. Under both notes, the Company has a first lien on all assets of Live, and has filed UCC Financing Statements with regard to such liens. In addition, a principal of Live has personally guaranteed the notes.

Based on the Company's due diligence, the Company cancelled the Agreement on September 3, 2002 and the note became due immediately and at December 31, 2002 was in default. Due to the uncertainty of collecting the balance due and the uncertain value of the collateral, the Company has reserved 100% of this note and related accrued interest through December 31, 2002 as follows:

Notes receivable               $        56,000
Accrued interest                         2,755
Allowance for loan loss                (58,755)
                                   -------------
                               $          -
                                   =============

Note 8   Joint Venture Subsidiary

On September 5, 2002, the Company's subsidiary, Radio TV Network, Inc. entered into a partnership agreement (the "Agreement") with a third party company, Sports Byline USA, L.P., to form a general partnership under the Uniform Partnership Act of the State of California. The name of the partnership is Radio X Network. The partnership, based in San Francisco, California, was formed for the purpose of creating, operating a new radio network consisting primarily of a series of radio programs principally targeted to a young male audience ages 14-35, and to engage in such other related businesses as may be agreed upon by the partners. The partnership shall develop, produce, acquire, distribute, market, and brand the radio programs. The Company contributed $100,000 cash and the rights to a radio program and will contribute management services in exchange for a 50% partnership interest. The Company will share 50% in all partnership profits and losses. However, under the Agreement, the Company has an overriding voting control over all partnership matter effectively providing the Company with voting control. Accordingly, the Company will consolidate the operations into its financial statements. The other general partner, Sports Byline USA, L.P., contributed three radio programs, and the use of its program production facilities and management services. The asset contributed by the other general partner had a carryover basis of zero. Therefore, the Company paid $100,000 for a 50% interest in the partnership, which had an initial book value of $100,000. Accordingly, the investment differential of $50,000 has been allocated to the company's proportionate share of the fair market value of the intangible assets contributed resulting in the recording of facility usage rights and management services of $35,000 and radio programs of $15,000. (See
Note 4)

Note 9   Stockholders' Deficiency

On January 1, 2000, a stockholder converted a promissory note of $200,000 plus $4,490 of accrued interest to contributed capital. The note had been executed in July 1999 to account for equipment with original cash basis of $155,003 and advances of $44,997 provided to the Company.

On December 31, 2000, the stockholder who previously converted the note discussed above surrendered its entire 10% equity interest in the Company in exchange for the equipment, which at that time had net book value of $115,839. This transaction was considered a related party transaction and accordingly equity was reduced by $115,839 and no gain or loss was recognized.

In February 2001, the Company issued, after its reorganization into a corporation, 898,333 common shares to an investor for $60,000 and 500,000 common shares to a service provider valued at the contemporaneous cash offering price of $0.0668 per share or $33,395, The shares for services was recorded as a consulting expense for past services rendered.

On July 17, 2001, 8,332,066, common shares were deemed issued in a recapitalization transaction. (See Note 1(A))

In March 2002, the Company issued 183,088 common shares at $0.45 per share to an investor for total proceeds of $82,390.

During April through June 2002, under a three month consulting agreement, the Company committed to issue 300,000 common shares in consideration of consulting services performed during that period. The $84,000 value of these shares was computed based on the trading price of the common stock on each date the shares were earned and fully charged to operations as of June 30, 2002. Under a new three-month consulting agreement commencing July 1, 2002, with the same consultant, another 300,000 shares were earned and issued as of September 30, 2002. The $22,700 value of these shares was computed based on the trading price of the common stock on each date the shares were earned and fully charged to operations as of September 30, 2002.

On June 27 and August 8, 2002, the Company issued 250,000 and 250,000 warrants, respectively, in connection with the issuance of convertible debentures. The warrants are immediately exercisable at $0.15 per share and expire on the third anniversary of the date of issuance. The warrants were valued at $9,430 and $14,775, respectively, using the Black-Scholes option pricing model. The aggregate $24,205 was recorded as an addition to additional paid-in capital and charged to discount on convertible debentures, to be amortized over the term of the debentures. Amortization of the discount to interest expense was $11,431 during 2002. (See Note 5)

On December 30, 2002, the Board authorized 5,000,000 common shares to be issued to the president in exchange for $120,000 of that accrued compensation. Accrued compensation due to the president, under an employment agreement was $58,750 at December 31, 2002. At December 31, 2002, the 5,000,000 shares are recorded as issuable. The shares were physically issued in January 2003. There was no gain or loss since this was a related party transaction.

Note 10  Income Taxes

There was no income tax expense or benefit for federal and state income taxes in the consolidated statement of operations for years 2002 and 2001 due to the Company's net loss and valuation allowance on the resulting deferred tax asset. In year 2000, the Company was structured as a limited liability company and taxed as a partnership (see Note 1(L)).

The actual tax expense differs from the "expected" tax expense for the years ended December 31, 2002 and 2001 (computed by applying the U.S. Federal Corporate tax rate of 34 percent to income before taxes) as follows:

                                                            2002         2001
                                                         ---------    ---------
Computed "expected" tax benefit ......................   $(420,749)   $ (70,047)
Change in tax rate estimate ..........................       1,066            -
Stock for services ...................................      36,278            -
Change in deferred tax asset valuation allowance .....     383,405       70,047
                                                         ---------    ---------
                                                         $       -    $       -
                                                         =========    =========

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2002 and 2001 are as follows:

Deferred tax assets:                                    2002             2001
                                                     ---------        ---------
Net operating loss carryforward ..............       $ 429,965        $  70,047
Loan loss allowance ..........................          23,487                -
                                                     ---------        ---------
Total Gross Deferred Assets ..................         453,452           70,047
Less valuation allowance .....................        (453,452)         (70,047)
                                                     ---------        ---------
Net Deferred Tax Asset .......................       $       -        $       -
                                                     =========        =========

At December 31, 2002, the Company had useable net operating loss carryforwards of approximately $1,264,603 for income tax purposes, available to offset future taxable income expiring in 2022.

The valuation allowance at January 1, 2002 was $70,047. The net change in the valuation allowance during the year ended December 31, 2002 was an increase of $383,405.

Note 11  Concentrations

During 2001, one customer provided 100% of the other income, which was all barter income.

During 2000, two customers provided 55% and 42% of the revenues, respectively.

Note 12  Reportable Segments

There were no reportable segments at December 31, 2001 and 2000.

At December 31, 2002, the Company had two reportable segments: Network TV and Network Radio. The Company's reportable segments have been determined in accordance with the Company's internal management structure. The following table sets forth the Company's financial results by operating segments:

                                                                                Reconciling Items
                                                                              Attributed to Parent
           December 31, 2002                Network TV     Network Radio     Sun Network Group, Inc.        Total
 --------------------------------------     ----------     -------------     -----------------------     -----------
 Assets                                     $  36,404        $136,449               $    -               $   172,853
                                            ----------     -------------     -----------------------     -----------
 Revenues                                        -              3,566                    -                     3,566
 Amortization                                    -             (7,052)                   -                    (7,052)
 Other operating expenses                    (535,565)        (86,322)               (106,700)              (728,587)
 Interest income                                 -               -                      3,079                  3,079
 Interest expense                                -               -                   (515,279)              (515,279)
 Minority interest in subsidiary losses         6,776            -                       -                     6,776
                                            ----------     -------------     -----------------------     ------------
 Segment loss                               $(528,789)       $(89,808)              $(618,900)           $(1,237,497)
                                            ==========     =============     =======================     ============

Note 13 Going Concern

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $1,813,325 and a working capital deficit of $462,804 at December 31, 2002, net losses in 2002 of $1,237,497 and cash used in operations in 2002 of $300,438. In addition, revenues were nominal.

As discussed in Note 4, the Company received $500,000 in funding and a commitment for an additional $250,000. The Company may also receive financing from the exercise of 500,000 outstanding warrants, which would provide maximum funds of $75,000. In addition, management has implemented revenue producing programs in its new subsidiary, Radio X Network, which have started to generate revenues. The Company expects to generate substantially all revenues in the future from sales of Radio X Network programs. However, the Company's limited financial resources have prevented the Company from aggressively advertising its product to achieve consumer recognition. The Company intends to develop programming for our RTV and Radio X subsidiaries and then to distribute the programs and seek sponsorships and other forms of income for the programs. If the Company can successfully generate revenue for our programming we will be able to continue as a going concern without additional, new capital, into fiscal 2004 and beyond. Management estimates that we will have to generate a minimum of $200,000 in revenues each quarter in 2004 and $250,000 in each quarter in 2005 to be successful. If we cannot generate these revenues, through ad sales, sponsorships or other revenue sources, we will require the infusion of additional capital to continue our operations. Management estimates that, if minimum revenue targets are not met, we will require an additional infusion of $500,000 in new capital to continue in business.

Management expects operations to generate negative cash flow at least through December 2003 and the Company does not have existing capital resources or credit lines available that are sufficient to fund operations and capital requirements as presently planned over the next twelve months. The Company's ability to raise capital to fund operations is further constrained because they have already pledged substantially all of their assets and have restrictions on the issuance of the common stock.

The ability of the Company to continue as a going concern is dependent on the Company's ability to further implement its business plan and generate revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern.

Note 14 Quarterly Information (Unaudited)

                                                                                                Total at
                                                                                               December 31,
                                   First          Second           Third           Forth          2002
                                -----------     -----------     -----------     -----------    -----------
Year ended December 31, 2002

Revenues ...................    $         -     $         -     $     1,100     $     2,466    $     3,566

Net Income (Loss) ..........    $   (50,038)    $  (485,971)    $  (919,003)    $   217,515    $(1,237,497)

Net Income (Loss) Per
  Share-Basic and Diluted ..    $         -     $     (0.02)    $     (0.04)    $      0.01    $     (0.06)

Note 15  Subsequent Events

On February 4, 2003, the Company settled a lawsuit by issuing 1,000,000 common shares and $6,500 in cash. The shares were valued at the trading price of $0.03 per share on the trading date resulting in a total settlement expense of $36,500.

In March 2003, the parent company borrowed $50,000 from Radio X to pay a production fee.

                                      INDEX

                                                                            Page

PART I - FINANCIAL INFORMATION

         Item 1 - Consolidated Financial Statements

         Consolidated Balance Sheets
            June 30, 2003 (Unaudited) and December 31, 2002.................F-22

         Consolidated Statements of Operations (Unaudited)
            For the Three and Six Months Ended June 30, 2003 and 2002.......F-23

         Consolidated Statements of Cash Flows (Unaudited)
            For the Six Months Ended June 30, 2003 and 2002.................F-24

         Notes to Consolidated Financial Statements (Unaudited).....F-25 to F-30

                    SUN NETWORK GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                        June 30,    December 31,
                                                          2003         2002
                                                      -----------   -----------
                                                      (Unaudited)
                                     Assets

Current assets:
   Cash ............................................  $     5,417   $    81,751
   Due from joint venture partner, net .............            -        50,000
   Deferred debt issuance cost, net ................            -        10,000
   Prepaids ........................................       54,000        20,910
                                                      -----------   -----------
           Total current assets ....................       59,417       162,661
                                                      -----------   -----------
Other assets:
   Radio programs, net .............................        2,794        10,192
                                                      -----------   -----------
         Total other assets ........................        2,794        10,192
                                                      -----------   -----------
         Total assets ..............................  $    62,211   $   172,853
                                                      ===========   ===========

                      Liabilities and Stockholders' Deficit

Current liabilities:
   Convertible debentures, net of discount .........  $   500,000   $   487,226
   Accounts payable ................................       38,669        16,961
   Accrued interest ................................       57,207        28,053
   Accrued penalty .................................      290,975        31,233
   Accrued compensation, related party .............      118,250        58,750
   Due to officer ..................................        5,241         3,242
                                                      -----------   -----------
         Total current liabilities .................    1,010,342       625,465
                                                      -----------   -----------
Minority interest ..................................       39,524        43,224
                                                      -----------   -----------

Stockholders' deficit:
   Preferred stock ($0.001 par value;
     10,000,000 authorized shares; no shares
     issued and outstanding at June 30, 2003 and
     December 31, 2002, respectively) ..............            -             -
   Common stock ($0.001 par value;
     100,000,000 authorized shares; 28,448,487 and 22,448,487 shares issued and outstanding at June 30, 2003 and December 31, 2002,
      respectively) ................................       28,448        22,448
   Common stock issuable (5,000,000 shares at
     December 31, 2002) ............................            -         5,000
   Additional paid-in capital ......................    1,325,541     1,290,041
   Accumulated deficit .............................   (2,341,644)   (1,813,325)
                                                      -----------   -----------
         Total stockholders' deficit ...............     (987,655)     (495,836)
                                                      -----------   -----------
         Total liabilities and stockholders' deficit  $    62,211   $   172,853
                                                      ===========   ===========

          See accompanying notes to consolidated financial statements.

                             SUN NETWORK GROUP, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (Unaudited)

                                        For the Three Months Ended     For the Six Months Ended
                                                 June 30,                      June 30,
                                        ---------------------------   ---------------------------
                                            2003           2002           2003           2002
                                        ------------   ------------   ------------   ------------
REVENUES .............................  $     32,110   $          -   $     33,229   $          -
                                        ------------   ------------   ------------   ------------
OPERATING EXPENSES:
    Compensation .....................        37,500         40,655         78,486         81,016
    Amortization .....................         3,699              -          7,398              -
    Bad debt .........................         1,645              -          3,273              -
    Consulting .......................         5,324        119,100         13,129        119,100
    Debenture penalty ................       230,153              -        259,742              -
    Debt issuance cost amortization ..         5,000              -         10,000              -
    Impairment loss ..................             -              -         20,910              -
    Professional fees ................        18,066         12,074         49,509         13,624
    Other selling, general and
      administrative .................        34,134         23,534         59,712         31,661
                                        ------------   ------------   ------------   ------------

        Total Operating Expenses .....       335,521        195,363        502,159        245,401
                                        ------------   ------------   ------------   ------------

LOSS FROM OPERATIONS .................      (303,411)      (195,363)      (468,930)      (245,401)
                                        ------------   ------------   ------------   ------------

OTHER INCOME (EXPENSES):
    Settlement expense ...............             -              -        (36,500)             -
    Interest expense .................       (21,347)      (240,570)       (41,928)      (240,570)
    Recovery of bad debt .............         4,777              -         12,066              -
    Interest income ..................         1,645              -          3,273              -
                                        ------------   ------------   ------------   ------------

        Total Other Expenses .........       (14,925)      (240,570)       (63,089)      (240,570)
                                        ------------   ------------   ------------   ------------

LOSS BEFORE MINORITY INTEREST ........      (318,336)      (435,933)      (532,019)      (485,971)

MINORITY INTEREST IN SUBSIDIARY LOSS .         1,850              -          3,700              -
                                        ------------   ------------   ------------   ------------

NET LOSS .............................  $   (316,486)  $   (435,933)  $   (528,319)  $   (485,971)
                                        ============   ============   ============   ============

EARNING (LOSS) PER SHARE:
    Net Loss Per Common Share
      - Basic and Diluted ............  $      (0.01)  $      (0.02)  $      (0.02)  $      (0.02)
                                        ============   ============   ============   ============
    Weighted Common Shares Outstanding
      - Basic and Diluted ............    28,448,487     22,045,190     28,249,592     21,860,456
                                        ============   ============   ============   ============

                   See accompanying note to consolidated financial statements.

                                               F-23

                      SUN NETWORK GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                                              For the Six Months
                                                                  Ended June 30,
                                                             ---------------------
                                                               2003        2002
                                                             ---------   ---------
Cash flows from operating activities:
     Net loss .............................................  $(528,319)  $(485,971)
                                                             ---------   ---------
     Adjustments to reconcile net loss to net cash used in operating activities:
         Amortization expense .............................      7,398           -
         Bad debt expense .................................      3,273           -
         Impairment loss ..................................     20,910           -
         Amortization of deferred debt issuance costs .....     10,000           -
         Amortization of debt discounts to interest expense     12,774           -
         Stock based consulting expense ...................     36,500      84,000
         Interest expense .................................          -     240,570
         Allocation of loss to minority interest ..........     (3,700)          -

         (Increase) decrease in:
             Interest receivable ..........................     (3,273)          -
             Prepaids .....................................    (54,000)          -

         Increase (decrease) in:
             Accounts payable .............................     21,708       1,581
             Accrued expenses .............................     29,154           -
             Accrued penalties ............................    259,742           -
             Accrued compensation, related party ..........     59,500      75,000
                                                             ---------   ---------

Net cash used in operating activities .....................   (128,333)    (84,820)
                                                             ---------   ---------
Cash flows from financing activities:
     Equity proceeds from stockholders ....................          -      82,390
     Loan proceeds from stockholders ......................          -      20,442
     Proceeds from convertible debt .......................          -     250,000
     Deferred debt issuance costs .........................          -     (20,000)
     Proceed from loan from joint venture partner .........     50,000           -
     Proceeds from (payments on) loans from officer .......      1,999     (29,263)
                                                             ---------   ---------

Net cash provided by financing activities .................     51,999     303,569
                                                             ---------   ---------

Net (decrease) increase in cash ...........................    (76,334)    218,749

Cash at beginning of period ...............................     81,751       5,321
                                                             ---------   ---------

Cash at end of period .....................................  $   5,417   $ 224,070
                                                             =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
     Interest .............................................  $       -   $       -
                                                             =========   =========
     Income Taxes .........................................  $       -   $       -
                                                             =========   =========

            See accompanying notes to consolidated financial statements.

                                       F-24

                    SUN NETWORK GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2003
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position and consolidated operating results for the periods presented. These consolidated financial statements should be read in conjunction with the consolidated financial statements of Sun Network Group, Inc. for the year ended December 31, 2002, 2001 and 2000 and notes thereto contained in the Report on Form 10-K for the year ended December 31, 2002 as filed with the SEC . The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results for the full fiscal year ending December 31, 2003.

Sun Network Group, Inc. was incorporated under the laws of Florida on May 9, 1990 and was inactive for several years.

On September 5, 2002, the Company formed a general partnership with one other partner. The partnership, Radio X Network ("Radio X"), was formed to independently create, produce, distribute, and syndicate radio programs. The Company offers radio programs to radio stations in exchange for advertising time on those stations, which the Company then sells to advertisers. This is known in the media industry as "barter syndication." In return for providing the radio stations with programming content, the Company receives advertising minutes, which the Company then sells to advertisers. The amount of advertising minutes received is based on several factors, including the type and length of the programming and the audience size of the radio station affiliate. In some instances, the Company may also receive a monthly license fee in addition to or in lieu of the commercial inventory and may derive revenues from sponsorship and merchandising. Sun Network Group, Inc. acts as a holding company for Radio X and RadioTV Network, Inc. RadioTV Network Inc. is developing a business to produce and broadcast television versions of top rated radio programs.

Principles of Consolidation

The consolidated financial statements include the accounts of Sun Network Group, Inc., its wholly owned subsidiary, RadioTV Network, Inc., and its controlled subsidiary Radio X. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company accounts for revenues from its Radio TV Network, Inc operations in accordance with the AICPA Accounting Standards Executive Committee Statement of Position No. 00-2, "Accounting by Producers or Distributors of Films" ("SOP 00-2").

The Company produced in the past and may again in the future, episodic television series and generates revenues from the sale of broadcast licenses. The terms of the licensing arrangement may vary significantly from contract to contract and may include fixed fees, variable fees with or without nonrefundable minimum guarantees, or barter arrangements.

                    SUN NETWORK GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  June 30, 2003
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

The Company recognizes monetary revenues when evidence of a sale or licensing arrangement exists, the license period has begun, delivery of the film to the licensee has occurred or the film is available for immediate and unconditional delivery, the arrangement fee is fixed or determinable, and collection of the arrangement fee is reasonably assured. The Company recognizes only the net revenue due to the Company pursuant to the formulas or amounts stipulated in the customer contracts.

The Company recognizes revenues from barter arrangements in accordance with the Accounting Principles Board Opinion No. 29 "Accounting for Non-Monetary Exchanges," ("APB 29") as interpreted by EITF No. 93-11 "Accounting for Barter Transactions Involving Barter Credits." In general, APB 29 and it related interpretation require barter revenue to be recorded at the fair market value of what is received or what is surrendered, whichever is more clearly evident.

The Company recognizes revenues from the sale of radio program advertising in its Radio X Network operations when the fee is determinable and after the commercial advertisements are broadcast. Any amounts received from customers for radio advertisements that have not been broadcast during the period are recorded as deferred revenues until such time as the advertisement is broadcast.

The Company recognizes radio program license fee revenues when evidence of a licensing arrangement exists, the license period has begun, delivery of the program to the licensee has occurred or is available for immediate and unconditional delivery, the arrangement fee is fixed or determinable, and collection of the arrangement fee is reasonably assured.

NOTE 2 - CONVERTIBLE DEBENTURES AND WARRANTS AND DEFAULT

On June 27, 2002, the Company entered into a Securities Purchase Agreement to Issue and sell 12% convertible debentures, in the aggregate amount of $750,000, convertible into shares of common stock, of the Company. The Company is permitted to use the proceeds to make one or more loans for a legitimate business purpose, which such loans, in the aggregate, may not exceed $100,000. As of June 27, 2002, $250,000 in convertible debentures were issued to various parties. The holders of this debt have the right to convert all or any amount of this debenture into fully paid and non-assessable shares of common stock at the conversion price with the limitation that any debenture holder may not convert any amount of the debentures if after conversion that debenture holder would beneficially hold more than 4.9% of the total outstanding common stock of the Company. However, any debenture holder may waive this limitation provision with 61 days written notice to the Company. The conversion price generally is the lesser of (a) 50% of the market value of the common stock as defined in the debenture or (b) $0.15. Interest is payable either quarterly or at the conversion date at the option of the holder. The convertible debentures mature on June 27, 2003, and are secured by substantially all present and future assets of the Company. (see default discussion below)

                    SUN NETWORK GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  June 30, 2003
                                   (UNAUDITED)

NOTE 2 - CONVERTIBLE DEBENTURES AND WARRANTS (CONTINUED)

In 2002, the Company paid $20,000 of legal fees related to the debenture issuances and recorded these fees as a deferred debt issuance cost asset to be amortized over the one-year term of the debentures. Amortization of the deferred debt issuance cost included in general and administrative was $10,000 for the six months ended June 30, 2003.

In connection with the convertible debentures issued, warrants to purchase 250,000 common shares were issued to the holders at an exercise price per share of $0.15. The warrants are exercisable immediately and through the third anniversary of the date of issuance. These warrants were treated as a discount on the convertible debenture and in 2002 were valued at $9,430 under SFAS No. 123 using the Black-Scholes option-pricing model.

On August 8, 2002, an additional $250,000 of convertible debentures and warrants to purchase 250,000 common shares were purchased from the Company for $250,000 with the terms similar to that described above and maturing on August 8, 2003 The warrants were treated as a discount on these convertible debentures and in 2002 were valued at $14,775 computed using the Black-Scholes option-pricing model.

The discount on the convertible debentures is amortized to interest expense over the term of the debentures starting on July 1, 2002. Amortization included in interest expense for the six months ended June 30, 2003 was $12,774.

If the registration statement relating to the debentures is not declared effective with in 90 days of June 27, 2002 or loses quotation in the NASD OTCBB the Company is obligated to pay a fee to the debenture holders equal to 2% per month on the principal balance outstanding. As of June 30, 2003, the registration statement was not effective and accordingly, the Company has recorded $59,507 in penalty fee expenses for the six months ended June 30, 2003 resulting in a total accrued penalty related to this penalty of $90,740 at June 30, 2003.

Under the debenture, the Company incurs a liquidated damages penalty for not having enough authorized shares to allow for the issuance of all dilutive securities based on a formula as stipulated in the Debenture agreement. The penalty rate is computed as 3% of the outstanding debenture balance per month which computes to $15,000 per month. The accrued penalty through June 30, 2003 amounted to $116,137. Although the Company authorized the increase of its authorized share sto 200,000,000 in May 2003, this increase was not sufficient to satisfy the required authorized shares pursuant to the Debenture Agreement and therefore the penalty has been accrued through June 30, 2003.

On June 28, 2003 (the "Default Date") the Company defaulted on its maturity date payment on $250,000 of debentures. A default penalty is computed under the terms of the debenture as $84,098 and has been charged to operations on the Default Date and included in accrued penalty at June 30, 2003.

The convertible debenture liability is as follows at June 30, 2003:

Convertible debenture                               $    500,000
Less: unamortized discount on debenture                        -
                                                    ------------
Convertible debenture, net                          $    500,000
                                                    ============

Accrued interest at June 30, 2003 was $57,207.

                    SUN NETWORK GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  June 30, 2003
                                   (UNAUDITED)

NOTE 3 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has recently issued several new accounting pronouncements:

Statement No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146") addresses the recognition, measurement, and reporting of cost that are associated with exit and disposal activities that are currently accounted for pursuant to the guidelines set forth in EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Cost Incurred in a Restructuring)," cost related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated - nullifying the guidance under EITF 94-3. Under SFAS 146, the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS 146 did not have a material impact on the Company's financial position, results of operations or liquidity.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Statement 148 provides alternative methods of transition to Statement 123's fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. Statement 148's amendment of the transition and annual disclosure requirements of Statement's 123 are effective for fiscal years ending after December 15, 2002. Statement 148's amendment of the disclosure requirements of Opinion 28 is effective for interim periods beginning after December 15, 2002. The adoption of the disclosure provisions of Statement 148 as of December 31, 2002 did not have a material impact on the Company's financial condition or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this pronouncement did not have a material effect on the earnings or financial position of the Company.

                    SUN NETWORK GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  June 30, 2003
                                   (UNAUDITED)

NOTE 3 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. FIN 46 requires that its provisions are effective immediately for all arrangements entered into after January 31, 2003. The Company does not have any variable interest entities created after January 31, 2003. For those arrangements entered into prior to January 31, 2003, the FIN 46 provisions are required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2003. The Company has not identified any variable interest entities to date and will continue to evaluate whether it has variable interest entities that will have a significant impact on its consolidated balance sheet and results of operations.

NOTE 4 - STOCKHOLDERS' DEFICIT

Preferred Stock

On June 5, 2003, the Company's Board of Directors authorized 10,000,000 shares of preferred stock, par value $0.001. Such preferred stock, or any series thereof, shall have such designations, preferences, participating, optional or other annual rights and qualifications, limitations or restrictions adopted by the Company's Board of Directors.

Common Stock

In January 2003, 5,000,000 shares previously issuable were issued.

On February 4, 2003, the Company settled a lawsuit by issuing 1,000,000 common shares and $6,500 in cash. The shares were valued at the quoted trading price of $0.03 per share on the settlement date resulting in a total settlement expense of $36,500.

On June 5, 2003, with the approval of the Company's Board of Directors, the authorized number of common shares, $0.001 par value, issuable by the Company was increased from 100,000,000 to 200,000,000.

NOTE 5 - IMPAIRMENT LOSS

The Company received certain capital stock of a private German company in exchange for a prepaid expense of $20,910 that was recorded at December 31, 2002. As the valuation of the capital stock received could not be supported based on valuation or other objective data, the Company has elected the conservatively impair this asset for accounting purposes. Accordingly, the Company recorded an impairment loss of $20,910 for the six months ended June 30, 2003.

NOTE 6 - COMMITMENTS

On February 21, 2003 the Company executed a Production and Studio Facility Agreement (the "Agreement") whereby the Company will pay a vendor to construct a production facility and provide certain initial stipulated production services relating to a television program for which the Company has exclusive rights. Production is to commence no later than October 1, 2003.

The total consideration to be paid by the Company is $162,000. The Company paid $54,000 upon execution of the agreement and became committed to pay the next $54,000 on August 1, 2003. Another $54,000 will be due when the studio construction is completed. As of the date of this report, the $54,000 due on August 1, 2003 has not been paid. As contingent consideration, the Company will pay 5% of all "net receipts" as defined in the Agreement

The Company may terminate the agreement after July 1, 2003 and received as a refund any unused portion of the consideration advanced plus $10,000.

                    SUN NETWORK GROUP, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  June 30, 2003
                                   (UNAUDITED)

NOTE 7 - REPORTABLE SEGMENTS

There were no reportable segments for the six months ended June 30, 2002.

At June 30, 2003, the Company had two reportable segments: Network TV and Network Radio. The Company's reportable segments have been determined in accordance with the Company's internal management structure. The following table sets forth the Company's financial results by operating segments:

           June 30, 2003               Network TV   Network Radio      Total
 ----------------------------------    ----------    ------------    ---------
 Assets ...........................     $  59,417      $  2,794      $  62,211
                                        ---------      --------      ---------
 Revenues .........................     $  30,000         3,229      $  33,229
 Amortization .....................             -        (7,398)        (7,398)
 Other operating expenses .........      (479,466)      (15,295)      (494,761)
 Interest income ..................         3,273             -          3,273
 Interest expense .................       (41,928)            -        (41,928)
 Settlement expense ...............       (36,500)            -        (36,500)
 Recovery of bad debt .............             -        12,066         12,066
 Minority interest in
   subsidiary losses ..............             -         3,700          3,700
                                        ---------      --------      ---------
 Segment loss .....................     $(524,621)     $ (3,698)     $(528,319)
                                        =========      ========      =========
NOTE 8 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $2,341,644 and a working capital deficit of $950,925 at June 30, 2003, and cash used in operations in for the six months ended June 30, 2003 of $128,333. In addition, revenues were nominal.

In 2002, the Company received $500,000 in funding and a commitment for an additional $250,000 which should be available once the Company's Form SB-2 becomes effective. In addition, management has implemented revenue producing programs in its new subsidiary, Radio X Network, which have started to generate revenues.

Management expects operations to generate negative cash flow at least through December 2003 and the Company does not have existing capital resources or credit lines available that are sufficient to fund operations and capital requirements as presently planned over the next twelve months. The Company's ability to raise capital to fund operations is further constrained because they have already pledged substantially all of their assets and have restrictions on the issuance of the common stock.

The Company expects to generate substantially all revenues in the future from sales of Radio X Network programs. However, the Company's limited financial resources have prevented the Company from aggressively advertising its product to achieve consumer recognition.

The ability of the Company to continue as a going concern is dependent on the Company's ability to further implement its business plan and generate revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES WHICH WE MAY FACE IN THE FUTURE WILL HAVE A GREATER IMPACT ON THOSE WHO PURCHASE OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL RUN THE RISK OF LOSING THEIR ENTIRE INVESTMENT.

                             SUN NETWORK GROUP, INC.

                               301,500,000 SHARES

                                 OF COMMON STOCK

                                   PROSPECTUS

                               _____________, 2003

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 607.0850 of the Florida Business Corporation Act (the "FBCA") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The FBCA provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 607.0850 of the FBCA and provides for indemnification of all persons whom we shall have the power to indemnify pursuant to Section 607.0850 of the FBCA.

The effect of the foregoing is to require us to the extent permitted by law to indemnify our officers and directors of for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

SEC Registration fee                        $ 126.48

Printing and engraving                      1,000.00

Accounting fees and expenses                1,000.00

Attorney fees and expenses                 22,000.00

Transfer Agent fees and expenses              500.00

Misc.                                         500.00

Total                                     $25,126.48

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Some of the holders of the shares issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of the Company's stockholders.

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

On March 28, 2002, the Company issued 183,088 shares of restricted stock to an individual investor at a purchase price of $.45 per share for cash proceeds of $82,390. The Company believes such issuance was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with the selling stockholders on June 27, 2002 for the sale of (i) $750,000 in convertible debentures and (ii) a warrants to buy 750,000 shares of our common stock. The investors are obligated to provide us with the funds as follows:

o $250,000 was disbursed on June 27, 2002;

o $250,000 was be disbursed on August 8, 2002; and

o $250,000 will be disbursed within five days of the effectiveness of this prospectus.

The debentures bear interest at 12%, mature on three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.15 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until three years from the date of issuance at a purchase price of $0.15 per share.

On July 16, 2001, we issued 13,333,333 shares of our common stock to acquire the assets of RadioTV Network, Inc. This sale was exempt under section 4(2) of the Securities Act of 1933. No advertising or solicitation was employed. The investors were sophisticated and were provided with access to our Securities and Exchange Commission filings.

During April through June 2002, under a three month consulting agreement, we issued 300,000 common shares in consideration of consulting services performed during that period. Under a new three-month consulting agreement commencing July 1, 2002, with the same consultant, another 300,000 shares were earned and issued. This sale was exempt under section 4(2) of the Securities Act of 1933. No advertising or solicitation was employed. The investors were sophisticated and were provided with access to our Securities and Exchange Commission filings.

In December 2002, we issued 5 million shares of our common stock to our CEO, T.J. Coleman, in lieu of salary of $120,000.

In February 2003, we issued $6,500 and 1 million shares of our common stock to Florida Securities Partnership to settle a lawsuit.

ITEM 27. EXHIBITS

2.1 Subscription Agreement by and between Sun Network Group, Inc and Bengt Bjorsvik dated March 28, 2002, attached as Exhibit 2.1 to Form SB-2 filed by Company (Sun Network Group, Inc.) on July 30, 2002 and incorporated by reference herein.

3.1 Agreement and Plan of Merger dated July 16, 2001, attached as Exhibit 1 to 8-K/A filed by Company (Sun Express Group, Inc.) on July 31, 2001 and incorporated by reference herein.

3.2 Employment Agreement, attached as Exhibit 2 to 8-K/A filed by Company (Sun Express Group, Inc.) on July 31, 2001 and incorporated by reference herein.

3.3      Amendment to the Articles of Incorporation dated June 10, 2003

3.4      Amendment to the Articles of Incorporation dated October 3, 2003

4.1 Option Agreement and Plan of Merger agreement by and between Sun Network Group, Inc and Live media Enterprises, Inc dated as of June 28, 2002, attached as Exhibit 4.1 to Form SB-2 filed by Company (Sun Network Group, Inc.) on July 30, 2002 and incorporated by reference herein.

5.1      Opinion of Sichenzia Ross Friedman Ference LLP.

10.1 Securities Purchase Agreement dated June 27, 2002 between AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW/New Millennium Offshore, Ltd, Pegasus Capital Partners, LLC and the Company, attached as Exhibit 10.1 to Form SB-2 filed by Company (Sun Network Group, Inc.) on July 30, 2002 and incorporated by reference herein.

10.2     Form of Stock Purchase Warrant dated June 27, 2002, attached as Exhibit
         10.2 to Form SB-2 filed by Company (Sun Network Group, Inc.) on July 30, 2002 and incorporated by reference herein.

10.3     Form of Secured Convertible Debenture dated June 27, 2002, attached as
         Exhibit 10.3 to Form SB-2 filed by Company (Sun Network Group, Inc.) on July 30, 2002 and incorporated by reference herein.

10.4 Security Agreement dated June 27, 2002, attached as Exhibit 10.4 to Form SB-2 filed by Company (Sun Network Group, Inc.) on July 30, 2002 and incorporated by reference herein.

10.5 Registration Rights Agreement dated June 27, 2002 between AJW Partners, LLC, New Millennium Capital Partners II, LLC Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and the Company, attached as Exhibit 10.5 to Form SB-2 filed by Company (Sun Network Group, Inc.) on July 30, 2002 and incorporated by reference herein.

10.6 Amendment to Securities Purchase Agreement dated June 27, 2002 between AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW/New Millennium Offshore, Ltd, Pegasus Capital Partners, LLC and the Company, attached as Exhibit 10.6 to Form SB-2 filed by the Company (Sun Network Group, Inc.) on January 24, 2003 and incorporated by reference herein.

10.7 Amendment to Registration Rights Agreement dated June 27, 2002 between AJW Partners, LLC, New Millennium Capital Partners II, LLC Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and the Company, attached as Exhibit 10.7 to Form SB-2 filed by the Company (Sun Network Group, Inc.) on January 24, 2003 and incorporated by reference herein.

10.8 Partnership Agreement of the Radio X Network dated September 5, 2002 between RadioTV Network, Inc. and Sports Byline USA L.P., attached as
         Exhibit 10.8 to Form SB-2 Amendment No.1 filed by the Company (Sun Network Group, Inc.) on May 8, 2003 and incorporated by reference herein.

10.9     Production and Studio Facilities Agreement

10.10 Amendment No. 2 to Securities Purchase Agreement dated June 27, 2002 between AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW/New Millennium Offshore, Ltd, Pegasus Capital Partners, LLC and the Company, attached as Exhibit 10.6 to Form SB-2 filed by the Company (Sun Network Group, Inc.) on January 24, 2003 and incorporated by reference herein.

23.1     Consent of Salberg & Company, P.A.

23.2     Consent of Sichenzia Ross Friedman Ference LLP (see Exhibit 5.1)

ITEM 28. UNDERTAKINGS.

THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by section 10(a)(3) of securities act.

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement; and

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

(2) That, for the purpose of determining any liability under the securities act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES*


IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF LOS ANGELES STATE OF CALIFORNIA, ON OCTOBER 15, 2003.


                                    SUN NETWORK GROUP, INC.
                                    (REGISTRANT)


DATE: October 15, 2003              T. JOSEPH COLEMAN


                                    /S/ T. JOSEPH COLEMAN
                                    ___________________________________
                                    T. JOSEPH COLEMAN, PRESIDENT, DIRECTOR,
                                    ACTING PRINCIPAL ACCOUNTING OFFICER AND CEO

                                    (Principal executive, financial,
                                    and accounting officer)


IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED:

                                    SUN NETWORK GROUP, INC.
                                    (REGISTRANT)


DATE: October 15, 2003              T. JOSEPH COLEMAN


                                    /S/ T. JOSEPH COLEMAN
                                    ___________________________________
                                    T. JOSEPH COLEMAN, PRESIDENT, DIRECTOR,
                                    ACTING PRINCIPAL ACCOUNTING OFFICER AND CEO

                                    (Principal executive, financial,
                                    and accounting officer)



DATE: October 15, 2003              WILLIAM H. COLEMAN


                                    /S/ WILLIAM H. COLEMAN
                                    ___________________________________
                                    WILLIAM H. COLEMAN, SECRETARY AND DIRECTOR


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